Exhibit 99.2
 PART II, ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PART II, ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of BB&T Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of BB&T Corporation and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina
February 21, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 20, as to which the date is April 24, 2017

BB&T CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data, shares in thousands)

	December 31,
	2016	2015
Assets
Cash and due from banks	$1,897	$2,123
Interest-bearing deposits with banks	1,895	1,435
Federal funds sold and securities purchased under resale agreements or similar arrangements	144	153
Restricted cash	488	456
AFS securities at fair value	26,926	25,297
HTM securities (fair value of $16,546 and $18,519 at December 31, 2016 and 2015 respectively)	16,680	18,530
LHFS at fair value	1,716	1,035
Loans and leases	143,322	135,951
ALLL	(1,489)	(1,460)
Loans and leases, net of ALLL	141,833	134,491

Premises and equipment	2,107	2,007
Goodwill	9,638	8,548
CDI and other intangible assets	854	686
MSRs at fair value	1,052	880
Other assets	14,046	14,306
Total assets	$219,276	$209,947

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing deposits	$50,697	$45,695
Interest-bearing deposits	109,537	103,429
Total deposits	160,234	149,124

Short-term borrowings	1,406	3,593
Long-term debt	21,965	23,769
Accounts payable and other liabilities	5,745	6,121
Total liabilities	189,350	182,607

Commitments and contingencies (Note 14)
Shareholders’ equity:
Preferred stock, $5 par, liquidation preference of $25,000 per share	3,053	2,603
Common stock, $5 par	4,047	3,902
Additional paid-in capital	9,104	8,365
Retained earnings	14,809	13,464
AOCI, net of deferred income taxes	(1,132)	(1,028)
Noncontrolling interests	45	34
Total shareholders’ equity	29,926	27,340
Total liabilities and shareholders’ equity	$219,276	$209,947

Common shares outstanding	809,475	780,337
Common shares authorized	2,000,000	2,000,000
Preferred shares outstanding	126	107
Preferred shares authorized	5,000	5,000

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data, shares in thousands)

	Year Ended December 31,
	2016	2015	2014
Interest Income
Interest and fees on loans and leases	$5,985	$5,347	$5,163
Interest and dividends on securities	1,029	941	939
Interest on other earning assets	52	39	40
Total interest income	7,066	6,327	6,142
Interest Expense
Interest on deposits	251	233	239
Interest on short-term borrowings	9	4	4
Interest on long-term debt	485	498	525
Total interest expense	745	735	768
Net Interest Income	6,321	5,592	5,374
Provision for credit losses	572	428	251
Net Interest Income After Provision for Credit Losses	5,749	5,164	5,123

Noninterest Income
Insurance income	1,713	1,596	1,643
Service charges on deposits	664	631	632
Mortgage banking income	463	455	395
Investment banking and brokerage fees and commissions	408	398	387
Trust and investment advisory revenues	266	240	221
Bankcard fees and merchant discounts	237	218	207
Checkcard fees	195	174	163
Operating lease income	137	124	95
Income from bank-owned life insurance	123	113	110
FDIC loss share income, net	(142)	(253)	(343)
Other income	362	326	349
Securities gains (losses), net
Gross realized gains	46	41	7
Gross realized losses	—	(40)	(4)
OTTI charges	—	(2)	(23)
Non-credit portion recognized in OCI	—	(2)	17
Total securities gains (losses), net	46	(3)	(3)
Total noninterest income	4,472	4,019	3,856
Noninterest Expense
Personnel expense	3,964	3,469	3,180
Occupancy and equipment expense	786	708	682
Software expense	224	192	174
Outside IT services	186	135	115
Amortization of intangibles	150	105	91
Regulatory charges	145	101	106
Professional services	102	130	139
Loan-related expense	95	150	267
Merger-related and restructuring charges, net	171	165	46
Loss (gain) on early extinguishment of debt	(1)	172	122
Other expense	899	939	930
Total noninterest expense	6,721	6,266	5,852
Earnings
Income before income taxes	3,500	2,917	3,127
Provision for income taxes	1,058	794	921
Net income	2,442	2,123	2,206
Noncontrolling interests	16	39	75
Dividends on preferred stock	167	148	148
Net income available to common shareholders	$2,259	$1,936	$1,983
Basic EPS	$2.81	$2.59	$2.76
Diluted EPS	$2.77	$2.56	$2.72
Cash dividends declared per share	$1.15	$1.05	$0.95
Basic weighted average shares outstanding	804,680	748,010	718,140
Diluted weighted average shares outstanding	814,916	757,765	728,372

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)

	Year Ended December 31,
	2016	2015	2014
Net Income	$2,442	$2,123	$2,206
OCI, Net of Tax:
Change in unrecognized net pension and postretirement costs	(41)	(97)	(323)
Change in unrealized net gains (losses) on cash flow hedges	(9)	(29)	(56)
Change in unrealized net gains (losses) on AFS securities	(225)	(186)	194
Change in FDIC's share of unrealized gains/losses on AFS securities	169	38	28
Other, net	2	(3)	(1)
Total OCI	(104)	(277)	(158)
Total comprehensive income	$2,338	$1,846	$2,048

Income Tax Effect of Items Included in OCI:
Change in unrecognized net pension and postretirement costs	$(20)	$(59)	$(192)
Change in unrealized net gains (losses) on cash flow hedges	(4)	(18)	(34)
Change in unrealized net gains (losses) on AFS securities	(130)	(120)	117
Change in FDIC 's share of unrealized gains/losses on AFS securities	98	25	17
Other, net	1	3	2

 The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Dollars in millions, shares in thousands)

	Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	AOCI	Noncontrolling Interests	Total Shareholders' Equity
Balance, January 1, 2014	706,620	$2,603	$3,533	$6,172	$11,015	$(593)	$50	$22,780
Add (Deduct):
Net income	—	—	—	—	2,131	—	75	2,206
Net change in AOCI	—	—	—	—	—	(158)	—	(158)
Stock transactions:
Issued in connection with equity awards	15,321	—	76	233	—	—	—	309
Shares repurchased in connection with equity awards	(2,287)	—	(11)	(74)	—	—	—	(85)
Excess tax benefits in connection with equity awards	—	—	—	49	—	—	—	49
Issued in connection with dividend reinvestment plan	391	—	2	13	—	—	—	15
Issued in connection with 401(k) plan	653	—	3	22	—	—	—	25
Cash dividends declared on common stock	—	—	—	—	(681)	—	—	(681)
Cash dividends declared on preferred stock	—	—	—	—	(148)	—	—	(148)
Equity-based compensation expense	—	—	—	102	—	—	—	102
Other, net	—	—	—	—	—	—	(37)	(37)
Balance, December 31, 2014	720,698	2,603	3,603	6,517	12,317	(751)	88	24,377
Add (Deduct):
Net income	—	—	—	—	2,084	—	39	2,123
Net change in AOCI	—	—	—	—	—	(277)	—	(277)
Stock transactions:
Issued in business combination	54,000	—	270	1,918	—	—	—	2,188
Issued in connection with equity awards	6,995	—	35	79	—	—	—	114
Shares repurchased in connection with equity awards	(1,356)	—	(6)	(46)	—	—	—	(52)
Excess tax benefits in connection with equity awards	—	—	—	11	—	—	—	11
Purchase of additional ownership interest in AmRisc, LP	—	—	—	(219)	—	—	(3)	(222)
Cash dividends declared on common stock	—	—	—	—	(789)	—	—	(789)
Cash dividends declared on preferred stock	—	—	—	—	(148)	—	—	(148)
Equity-based compensation expense	—	—	—	106	—	—	—	106
Other, net	—	—	—	(1)	—	—	(90)	(91)
Balance, December 31, 2015	780,337	2,603	3,902	8,365	13,464	(1,028)	34	27,340
Add (Deduct):
Net income	—	—	—	—	2,426	—	16	2,442
Net change in AOCI	—	—	—	—	—	(104)	—	(104)
Stock transactions:
Issued in business combinations	31,665	—	158	905	—	—	—	1,063
Issued in connection with equity awards	10,311	—	51	204	—	—	—	255
Shares repurchased in connection with equity awards	(1,070)	—	(5)	(30)	—	—	—	(35)
Excess tax benefits in connection with equity awards	—	—	—	7	—	—	—	7
Issued in connection with preferred stock offering	—	450	—	—	—	—	—	450
Repurchase of common stock pursuant to Board approved plans	(11,768)	—	(59)	(461)	—	—	—	(520)
Cash dividends declared on common stock	—	—	—	—	(925)	—	—	(925)
Cash dividends declared on preferred stock	—	—	—	—	(167)	—	—	(167)
Equity-based compensation expense	—	—	—	115	—	—	—	115
Other, net	—	—	—	(1)	11	—	(5)	5
Balance, December 31, 2016	809,475	$3,053	$4,047	$9,104	$14,809	$(1,132)	$45	$29,926

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Year Ended December 31,
	2016	2015	2014
Cash Flows From Operating Activities:
Net income	$2,442	$2,123	$2,206
Adjustments to reconcile net income to net cash from operating activities:
Provision for credit losses	572	428	251
Adjustment to income tax provision	(6)	(107)	(39)
Depreciation	405	356	333
Loss (gain) on early extinguishment of debt	(1)	172	122
Amortization of intangibles	150	105	91
Equity-based compensation expense	115	106	102
(Gain) loss on securities, net	(46)	3	3
Net change in operating assets and liabilities:
LHFS	(644)	422	(201)
Trading securities	432	(698)	(101)
Other assets	(568)	(493)	346
Accounts payable and other liabilities	186	263	(4)
Cash paid to terminate FDIC loss share agreements	(230)	—	—
Other, net	(135)	235	101
Net cash from operating activities	2,672	2,915	3,210

Cash Flows From Investing Activities:
Proceeds from sales of AFS securities	4,612	6,302	1,309
Proceeds from maturities, calls and paydowns of AFS securities	5,888	5,064	3,915
Purchases of AFS securities	(10,033)	(12,698)	(3,685)
Proceeds from maturities, calls and paydowns of HTM securities	7,022	3,791	1,866
Purchases of HTM securities	(5,124)	(2,557)	(4,030)
Originations and purchases of loans and leases, net of principal collected	(2,757)	(2,984)	(5,041)
Net cash received (paid) for acquisitions and divestitures	(785)	1,055	1,025
Other, net	495	389	626
Net cash from investing activities	(682)	(1,638)	(4,015)

Cash Flows From Financing Activities:
Net change in deposits	4,507	2,506	337
Net change in short-term borrowings	(3,581)	(982)	(421)
Proceeds from issuance of long-term debt	3,878	2,272	5,510
Repayment of long-term debt	(5,849)	(2,433)	(3,912)
Net cash from common stock transactions	(293)	73	298
Net proceeds from preferred stock issued	450	—	—
Cash dividends paid on common stock	(925)	(789)	(666)
Cash dividends paid on preferred stock	(167)	(148)	(148)
Other, net	215	(390)	(33)
Net cash from financing activities	(1,765)	109	965
Net Change in Cash and Cash Equivalents	225	1,386	160
Cash and Cash Equivalents at Beginning of Period	3,711	2,325	2,165
Cash and Cash Equivalents at End of Period	$3,936	$3,711	$2,325

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$775	$734	$765
Income taxes	844	655	322
Noncash investing and financing activities:
Transfers of loans to foreclosed assets	487	532	547
Transfers of loans HFI to LHFS	263	153	684
Stock issued in acquisitions	1,063	2,188	—
Purchase of additional interest in AmRisc, LP	—	216	—
Transfer of HTM securities to AFS	—	517	—

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. Summary of Significant Accounting Policies

General

See the Glossary of Defined Terms included in exhibit 99.1 of this Current Report for terms used throughout the consolidated financial statements and related notes of this Form 8-K.

The accounting and reporting policies are in accordance with GAAP. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. The following is a summary of the more significant accounting policies.

Nature of Operations

BB&T is a FHC organized under the laws of North Carolina. BB&T conducts operations through a bank subsidiary, Branch Bank, and nonbank subsidiaries. Branch Bank’s offices are concentrated primarily in the southeastern and mid-Atlantic United States. BB&T provides a wide range of banking services to individuals, businesses and municipalities. BB&T offers a variety of loans and lease financing to individuals and entities primarily within BB&T’s geographic footprint, including insurance premium financing; permanent CRE financing arrangements; loan servicing for third-party investors; direct consumer finance loans to individuals; credit card lending; automobile financing; factoring and equipment financing. BB&T also markets a wide range of other services, including deposits; discount and full service brokerage, annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis and through a wholesale insurance brokerage operation; merchant services; trust and retirement services; comprehensive wealth advisory services; asset management and capital markets services.

Principles of Consolidation

The consolidated financial statements include the accounts of BB&T Corporation and those subsidiaries that are majority owned by BB&T or over which BB&T exercises control. Intercompany accounts and transactions are eliminated in consolidation. The results of operations of companies or assets acquired are included from the dates of acquisition. All material wholly-owned and majority-owned subsidiaries are consolidated unless GAAP requires otherwise.

BB&T holds investments in certain legal entities that are considered VIEs. VIEs are legal entities in which equity investors do not have sufficient equity at risk for the entity to independently finance its activities, or as a group, the holders of the equity investment at risk lack the power through voting or similar rights to direct the activities of the entity that most significantly impact its economic performance, or do not have the obligation to absorb the expected losses of the entity or the right to receive expected residual returns of the entity. Consolidation of a VIE is required if a reporting entity is the primary beneficiary of the VIE.

Investments in VIEs are evaluated to determine if BB&T is the primary beneficiary. This evaluation gives appropriate consideration to the design of the entity and the variability that the entity was designed to pass along, the relative power of each party, and to BB&T’s relative obligation to absorb losses or receive residual returns of the entity, in relation to such obligations and rights held by each party. During 2015, BB&T disposed of its variable interests in its Tender Option Bond program trusts, which allowed for tax-advantaged financing of certain debt instruments issued by tax-exempt entities. BB&T was considered the primary beneficiary of the Tender Option Bond program trusts, resulting in the consolidation of their assets and liabilities in prior years. BB&T also has variable interests in certain entities that were not required to be consolidated, including affordable housing and other partnership interests. Refer to the "Commitments and Contingencies" note for additional disclosures regarding BB&T’s significant VIEs.

BB&T accounts for unconsolidated partnerships and certain other investments using the equity method of accounting. BB&T records its portion of income or loss in other noninterest income in the Consolidated Statements of Income. These investments are periodically evaluated for impairment. BB&T also has investments in, and future funding commitments to, private equity investments, which are accounted for based on BB&T’s ownership and control rights specific to each investment.

Reclassifications

Certain amounts reported in prior periods’ consolidated financial statements have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously reported cash flows, shareholders’ equity or net income.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change include the determination of the ACL, determination of fair value for financial instruments, valuation of goodwill, intangible assets and other purchase accounting related adjustments, benefit plan obligations and expenses, and tax assets, liabilities and expense.

Business Combinations

BB&T accounts for business combinations using the acquisition method of accounting. The accounts of an acquired entity are included as of the date of acquisition, and any excess of purchase price over the fair value of the net assets acquired is capitalized as goodwill.

BB&T typically issues common stock and/or pays cash for an acquisition, depending on the terms of the acquisition agreement. The value of common shares issued is determined based on the market price of the stock as of the closing of the acquisition.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks and Federal funds sold and securities purchased under resale agreements or similar arrangements. Cash and cash equivalents have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value.

Restricted Cash

Restricted cash primarily represents amounts posted as collateral for derivatives in a loss position.

Securities

Marketable investment securities are classified as HTM, AFS or trading. Interest income and dividends on securities are recognized in income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to interest income using the effective interest method.  For MBS, prepayment speeds are evaluated quarterly in order to determine the estimated lives of the securities.  When the estimated lives of MBS are changed, the amortization of premiums or discounts is adjusted with a corresponding charge or credit to interest income as if the current estimated lives had been applied since the acquisition of the securities.

Debt securities are classified as HTM when BB&T has both the intent and ability to hold the securities to maturity. These securities are reported at amortized cost.

Debt securities that may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions are classified as AFS. AFS securities are reported at estimated fair value, with unrealized gains and losses reported in AOCI, net of deferred income taxes, in the shareholders’ equity section of the Consolidated Balance Sheets. Gains or losses realized from the sale of AFS securities are determined by specific identification and are included in noninterest income.

Each HTM and AFS security in a loss position is evaluated for OTTI. BB&T considers such factors as the length of time and the extent to which the fair value has been below amortized cost, long term expectations and recent experience regarding principal and interest payments, BB&T’s intent to sell and whether it is more likely than not that the Company would be required to sell those securities before the anticipated recovery of the amortized cost basis. The credit component of an OTTI loss is recognized in earnings and the non-credit component is recognized in AOCI in situations where BB&T does not intend to sell the security and it is more-likely-than-not that BB&T will not be required to sell the security prior to recovery. Subsequent to recognition of OTTI, an increase in expected cash flows is recognized as a yield adjustment over the remaining expected life of the security based on an evaluation of the nature of the increase.

Trading account securities, which include both debt and equity securities, are reported at fair value and included in other assets in the Consolidated Balance Sheets. Unrealized fair value adjustments, fees, and realized gains or losses from trading account activities (determined by specific identification) are included in noninterest income. Interest income on trading account securities is included in interest on other earning assets.

LHFS

BB&T accounts for new originations of residential and commercial mortgage LHFS at fair value. BB&T accounts for the derivatives used to economically hedge the LHFS at fair value. The fair value of LHFS is primarily based on quoted market prices for securities collateralized by similar types of loans. Direct loan origination fees and costs related to LHFS are not capitalized and are recorded as mortgage banking income in the case of the direct loan origination fees and primarily personnel expense in the case of the direct loan origination costs. Gains and losses on sales of residential mortgage loans are included in mortgage banking income. Gains and losses on sales of commercial LHFS are included in other noninterest income.

BB&T sells a significant portion of its fixed-rate commercial and conforming residential mortgage loan originations, which are typically converted into MBS by FHLMC, FNMA and GNMA and subsequently sold to other third party investors. BB&T records these transactions as a sale when the transferred loans are legally isolated from BB&T’s creditors and the other accounting criteria for a sale are met. Gains or losses recorded on these transactions are based on the net carrying amount of the loans sold and the fair value of related mortgage servicing, which BB&T generally retains on loans sold. Since quoted market prices are not typically available, BB&T estimates the fair value of these retained interests using modeling techniques to determine the net present value of expected future cash flows. Such models incorporate management’s best estimates of key variables, such as prepayment speeds, servicing costs and discount rates, that would be used by market participants based on the risks involved.

Loans and Leases

The Company’s accounting methods for loans differ depending on whether the loans are originated or purchased, and if purchased, whether or not the loans reflect credit deterioration since the date of origination such that it is probable at the date of acquisition that BB&T will be unable to collect all contractually required payments.

Originated Loans and Leases

Loans and leases that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any unearned income, charge-offs, and unamortized fees and costs. The net amount of nonrefundable loan origination fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method.

BB&T classifies loans and leases as past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent or if one payment is past due. When commercial loans are placed on nonaccrual status as described below, a charge-off is recorded, as applicable, to decrease the carrying value of such loans to the estimated recoverable amount. Retail loans are subject to mandatory charge-off at a specified delinquency date consistent with regulatory guidelines. As such, retail loans are subject to collateral valuation and charge-off, as applicable, when they are moved to nonaccrual status as described below.

Purchased Loans

Purchased loans are recorded at their fair value at the acquisition date. Credit discounts are included in the determination of fair value; therefore, an ALLL is not recorded at the acquisition date.

Purchased loans are evaluated upon acquisition and classified as either purchased impaired or purchased non-impaired. PCI loans reflect credit deterioration since origination such that it is probable at acquisition that BB&T will be unable to collect all contractually required payments. For PCI loans, expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized prospectively as interest income. Decreases in expected cash flows due to credit deterioration are recognized by recording an ALLL. For purchased non-impaired loans, the difference between the fair value and UPB of the loan at the acquisition date is amortized or accreted to interest income over the contractual life of the loans using the effective interest method. In the event of prepayment, the remaining unamortized amount is recognized in interest income.

TDRs

Modifications to a borrower’s debt agreement are considered TDRs if a concession is granted for economic or legal reasons related to a borrower’s financial difficulties that otherwise would not be considered. TDRs are undertaken in order to improve the likelihood of recovery on the loan and may take the form of modifications made with the stated interest rate lower than the current market rate for new debt with similar risk, other modifications to the structure of the loan that fall outside of normal underwriting policies and procedures, or in certain limited circumstances forgiveness of principal or interest. Modifications of PCI loans that are part of a pool accounted for as a single asset are not considered TDRs. TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accruing status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, BB&T typically classifies these TDRs as nonaccrual.

In connection with commercial TDRs, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s current capacity to pay, which among other things may include a review of the borrower’s current financial statements, an analysis of cash flow available to pay debt obligations, and an evaluation of secondary sources of payment from the client and any guarantors. This evaluation also includes an evaluation of the borrower’s current willingness to pay, which may include a review of past payment history, an evaluation of the borrower’s willingness to provide information on a timely basis, and consideration of offers from the borrower to provide additional collateral or guarantor support. The credit evaluation may also include review of cash flow projections, consideration of the adequacy of collateral to cover all principal and interest and trends indicating improving profitability and collectability of receivables.

The evaluation of mortgage and retail loans includes an evaluation of the client’s debt to income ratio, credit report, property value, loan vintage, and certain other client-specific factors that impact their ability to make timely principal and interest payments on the loan.

Nonaccrual commercial TDRs may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment performance for a reasonable period (generally a minimum of six months) prior to the date on which the loan is returned to accrual status. Sustained historical repayment performance for a reasonable time prior to the TDR may be taken into account. In connection with retail TDRs, a NPL will be returned to accruing status when current as to principal and interest and upon a sustained historical repayment performance (generally a minimum of six months).

TDR classification may be removed for a loan upon the occurrence of a non-concessionary subsequent modification that is at market terms and within current underwriting guidelines.

NPAs

NPAs include NPLs and foreclosed property. Foreclosed property consists of real estate and other assets acquired as a result of customers’ loan defaults. BB&T’s policies for placing loans on nonaccrual status conform to guidelines prescribed by bank regulatory authorities. The majority of commercial loans and leases are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Other lending subsidiaries’ loans, which includes both retail and commercial loans, are placed on nonaccrual status generally when principal and interest becomes 90 days past due. Direct retail, mortgage and sales finance loans are placed on nonaccrual status at varying intervals, based on the type of product, generally when principal and interest becomes between 90 days and 120 days past due. PCI loans are considered to be performing due to the application of the expected cash flows method.

Residential mortgage NPLs secured by 1-4 family properties are generally charged down to the fair value of the collateral securing the loan less costs to sell upon becoming 120 days past due, unless the shortfall is covered by private mortgage insurance. Nonperforming residential mortgage TDRs generally incur charge-offs at 120 days. If a known loss is identified prior to these time periods, the applicable charge-off occurs immediately. BB&T recognizes charge-offs on government guaranteed NPLs to the extent that the carrying value of the NPL exceeds the guaranteed amount.

During the fourth quarter of 2015, BB&T implemented a residential mortgage and direct retail lending policy change to move loans to nonaccrual status at 120 days past due instead of 180 days.

Charge-offs are recorded on revolving credit loans after they become 180 days past due and commercial bank card balances after they become 90 days past due. Unpaid fees and finance charges are reversed against interest income in the period in which the charge-off occurs. Other retail loans not secured by 1-4 family properties are charged down to the fair value of the collateral securing the loan less costs to sell upon becoming between 90 and 120 days past due, depending on the type of loan.

Secured retail loans discharged through bankruptcy are charged down to the fair value of the related collateral, and the remaining balance is placed on nonaccrual status.

Certain past due loans may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period and amortization of deferred loan fees and expenses is suspended. Interest payments received thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Nonaccrual mortgage loans are accounted for using the cash basis. Loans and leases are generally removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest.

Assets acquired as a result of foreclosure are subsequently carried at the lower of cost or net realizable value. Net realizable value equals fair value less estimated selling costs. Any excess of cost over net realizable value at the time of foreclosure is charged to the ALLL. NPAs are subject to periodic revaluations of the collateral underlying impaired loans and foreclosed real estate. The periodic revaluations are generally based on the appraised value of the property and may include additional liquidity adjustments based upon the expected retention period. BB&T’s policies require that valuations be updated at least annually and that upon foreclosure, the valuation must not be more than six months old, otherwise an updated appraisal is required. Routine maintenance costs, other costs of ownership, subsequent declines in fair value and net losses on disposal are included in foreclosed property expense.

ACL

The ACL includes the ALLL and the RUFC. The ACL represents management’s best estimate of probable credit losses inherent in the loan and lease portfolios and off-balance sheet lending commitments at the balance sheet date. Estimates for loan and lease losses are determined by analyzing historical loan and lease losses, historical loan and lease migration to charge-off experience, current trends in delinquencies and charge-offs, expected cash flows on PCI loans, current assessment of impaired loans and leases, the results of regulatory examinations and changes in the size, composition and risk assessment of the loan and lease portfolio. As part of this process, BB&T develops a series of loss estimate factors, which are modeled projections of the frequency, timing and severity of losses. Changes to the ACL are made by charges to the provision for credit losses, which is reflected in the Consolidated Statements of Income. Loan or lease balances deemed to be uncollectible are charged off against the ALLL. Recoveries of amounts previously charged off are credited to the ALLL. The methodology used to determine the RUFC is inherently similar to that used to determine the collectively evaluated component of the ALLL, adjusted for factors specific to binding commitments, including the probability of funding and exposure at default. While management uses the best information available to establish the ACL, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in computing the ACL or, if required by regulators based upon information available to them at the time of their examinations.

Accounting standards require the presentation of certain disclosure information at the portfolio segment level, which represents the level at which an entity develops and documents a systematic methodology to determine its ACL. BB&T concluded that its loan and lease portfolio consists of three portfolio segments; commercial, retail and PCI. The commercial portfolio segment was identified based on the risk-based approach used to estimate the ALLL for the vast majority of these loans. The retail portfolio segment was identified based on the delinquency-based approach used to estimate the ALLL. The PCI portfolio segment was identified based on the expected cash flows approach used to estimate the ALLL. See the "Loans and ACL" note for additional information about the classes of financing receivables included within each of these loan portfolio segments.

The entire amount of the ACL is available to absorb losses on any loan category or lending-related commitment.

The following provides a description of accounting policies and methodologies related to each of the portfolio segments:

Commercial

The vast majority of loans in the commercial lending portfolio are assigned risk ratings based on an assessment of conditions that affect the borrower’s ability to meet contractual obligations under the loan agreement. This process includes reviewing borrowers’ financial information, historical payment experience, credit documentation, public information, and other information specific to each borrower. Risk ratings are reviewed on an annual basis for all credit relationships with total credit exposure of $1 million or more, or at any point management becomes aware of information affecting the borrowers’ ability to fulfill their obligations.

Risk Rating	Description
Pass	Loans not considered to be problem credits
Special Mention	Loans that have a potential weakness deserving management’s close attention
Substandard	Loans for which a well-defined weakness has been identified that may put full collection of contractual cash flows at risk

For commercial clients with total credit exposure less than $1 million, BB&T has developed an automated loan review system to identify and proactively manage accounts with a higher risk of loss. The "score" produced by this automated system is updated monthly.

To establish a reserve, BB&T's policy is to review all commercial lending relationships with an outstanding nonaccrual balance of $3 million or more. While this review is largely focused on the borrower’s ability to repay the loan, BB&T also considers the capacity and willingness of a loan’s guarantors to support the debt service on the loan as a secondary source of repayment. When a guarantor exhibits the documented capacity and willingness to support the loan, BB&T may consider extending the loan maturity and/or temporarily deferring principal payments if the ultimate collection of both principal and interest is not in question. In these cases, BB&T may deem the loan to not be impaired due to the documented capacity and willingness of the guarantor to repay the loan. Loans are considered impaired when the borrower (or guarantor in certain circumstances) does not have the cash flow capacity or willingness to service the debt according to contractual terms, or it does not appear reasonable to assume that the borrower will continue to pay according to the contractual agreement. BB&T establishes a specific reserve for each loan that has been deemed impaired based on the criteria outlined above. The amount of the reserve is based on the present value of expected cash flows discounted at the loan’s effective interest rate and/or the value of collateral, net of costs to sell. In addition, BB&T reviews any collateral-dependent commercial loan balances between $1 million and $3 million to establish a specific reserve based on the underlying collateral value, net of costs to sell.

BB&T also has a review process related to TDRs and other commercial impaired loans. In connection with this process, BB&T establishes reserves related to these loans that are calculated using an expected cash flow approach. These discounted cash flow analyses incorporate adjustments to future cash flows that reflect management’s best estimate of the default risk related to TDRs based on a combination of historical experience and management judgment.

BB&T also maintains reserves for collective impairment that reflect an estimate of losses related to non-impaired commercial loans as of the balance sheet date. Embedded loss estimates for BB&T’s commercial loan portfolio are based on estimated migration rates, which are based on historical experience, and current risk mix as indicated by the risk grading or scoring process described above. Embedded loss estimates may be adjusted to reflect current economic conditions and current portfolio trends including credit quality, concentrations, aging of the portfolio, and significant policy and underwriting changes.

Retail

The majority of the ALLL related to the retail lending portfolio is calculated on a collective basis using delinquency status, which is the primary factor considered in determining whether a retail loan should be classified as nonaccrual. Embedded loss estimates for BB&T’s retail lending portfolio are based on estimated migration rates that are developed based on historical experience, and current risk mix as indicated by prevailing delinquency rates. These estimates may be adjusted to reflect current economic conditions and current portfolio trends. The remaining portion of the ALLL related to the retail lending portfolio relates to loans that have been deemed impaired based on their classification as a TDR at the balance sheet date. BB&T establishes specific reserves related to these TDRs using an expected cash flow approach. The ALLL for retail TDRs is based on discounted cash flow analyses that incorporate adjustments to future cash flows that reflect management’s best estimate of the default risk related to TDRs based on a combination of historical experience and management judgment.

PCI

PCI loans (including all loans acquired in an FDIC-assisted transaction) are aggregated into loan pools based upon common risk characteristics. The ALLL for each loan pool is based on an analysis that is performed each period to estimate the expected cash flows. To the extent that the expected cash flows of a loan pool have decreased due to credit deterioration, BB&T establishes an ALLL.

Assets Acquired from the FDIC and Related FDIC Loss Share Receivable/Payable

Certain loans, securities and other assets were acquired from the FDIC in connection with the Colonial transaction and were previously divided between two loss sharing agreements, the single family loss share agreement and the commercial loss share agreement. During 2014, the loss sharing provisions related to the commercial loss share agreement expired, but certain gain/recovery sharing was to occur through September 2017. During the third quarter of 2016, the loss share agreements were terminated. Refer to the "Securities" note and the "Loans and ACL" note for additional information. The FDIC loss share receivable included amounts related to net reimbursements that were expected to be received from the FDIC and was included in other assets on the Consolidated Balance Sheets for periods prior to the termination. The recognized amounts related to expected future payments to the FDIC, including any amounts that resulted from the aggregate loss calculation, were included in accounts payable and other liabilities for periods prior to the termination.

The income statement effect of the changes in the FDIC loss share receivable/payable included the accretion due to discounting and changes in expected net reimbursements. Decreases in expected net reimbursements, including the amounts expected to be paid to the FDIC as a result of the aggregate loss calculation, were recognized in income prospectively over the term of the loss share agreements consistent with the approach taken to recognize increases in cash flows on acquired loans. Increases in expected reimbursements were recognized in income in the same period that the provision for credit losses for the related loans was recognized. Subsequent to the recognition of ALLL related to specific assets, any decrease in expected net reimbursement was recognized in income in the same period that the provision for loan losses for the related loans was released.

Premises and Equipment

Premises, equipment, capital leases and leasehold improvements are stated at cost less accumulated depreciation and amortization. Land is stated at cost. In addition, purchased software and costs of computer software developed for internal use are capitalized provided certain criteria are met. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms, including certain renewals that were deemed probable at lease inception, or the estimated useful lives of the improvements. Capitalized leases are amortized using the same methods as premises and equipment over the estimated useful lives or lease terms, whichever is less. Obligations under capital leases are amortized using the effective interest method to allocate payments between principal reduction and interest expense. Rent expense and rental income on operating leases is recorded using the straight-line method over the appropriate lease terms.

Bank-Owned Life Insurance

Life insurance policies on certain directors, officers, and employees, for which BB&T is the owner and beneficiary are stated at the cash surrender value within other assets in the Consolidated Balance Sheet. Changes in cash surrender value and proceeds from insurance benefits are recorded in income from bank-owned life insurance in the Consolidated Statements of Income.

Income Taxes

Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences between the financial statement carrying values of assets and liabilities and their tax bases. In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the cumulative effects included in the current year’s income tax provision. Net deferred tax assets are included in other assets, and net deferred tax liabilities are included in accounts payable and other liabilities, in the Consolidated Balance Sheets.

Interest and penalties related to income taxes are recognized as a component of the provision for income taxes in the Consolidated Statements of Income.

Derivative Financial Instruments

A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. These instruments include interest rate swaps, caps, floors, collars, financial forwards and futures contracts, swaptions, when-issued securities, foreign exchange contracts and options written and purchased. BB&T uses derivatives primarily to manage economic risk related to securities, commercial loans, MSRs and mortgage banking operations, long-term debt and other funding sources. BB&T also uses derivatives to facilitate transactions on behalf of its clients. The fair value of derivatives in a gain or loss position is included in other assets or liabilities, respectively, on the Consolidated Balance Sheets. Cash collateral posted for derivative instruments in a loss position is included in restricted cash on the Consolidated Balance Sheets.

BB&T classifies its derivative financial instruments as either (1) a fair value hedge - hedge of an exposure to changes in the fair value of a recorded asset or liability, (2) a cash flow hedge - hedge of an exposure to changes in the cash flows of a recognized asset, liability or forecasted transaction, (3) a hedge of a net investment in a subsidiary, or (4) derivatives not designated as hedges. Changes in the fair value of derivatives not designated as hedges are recognized in current period earnings. BB&T has master netting agreements with the derivatives dealers with which it does business, but BB&T presents gross assets and liabilities on the Consolidated Balance Sheets.

BB&T uses the long-haul method to assess hedge effectiveness. At inception and at least quarterly over the life of the hedge, BB&T documents its analysis of actual and expected hedge effectiveness. This analysis includes techniques such as regression analysis and hypothetical derivatives to demonstrate that the hedge has been, and is expected to be, highly effective in off-setting corresponding changes in the fair value or cash flows of the hedged item. For a qualifying fair value hedge, changes in the value of the derivatives that have been highly effective as hedges are recognized in current period earnings along with the corresponding changes in the fair value of the designated hedged item attributable to the risk being hedged. For a qualifying cash flow hedge, changes in the fair value of the derivatives that have been highly effective are recognized in OCI until the related cash flows from the hedged item are recognized in earnings.

For either fair value hedges or cash flow hedges, ineffectiveness may be recognized to the extent that changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. If the hedge ceases to be highly effective, BB&T discontinues hedge accounting and recognizes the interim changes in fair value in current period earnings. If a derivative that qualifies as a fair value or cash flow hedge is terminated or de-designated, the cumulative changes in value are recognized in income over the life of the hedged item (fair value hedge) or in the period in which the hedged item affects earnings (cash flow hedge). Immediate recognition in earnings is required upon sale or extinguishment of the hedged item (fair value hedge) or if it is probable that the hedged cash flows will not occur (cash flow hedge).

Derivatives used to manage economic risk not designated as hedges are primarily economic risk management instruments used to manage economic risk from MSRs and mortgage banking operations, with gains or losses included in mortgage banking income. In connection with its mortgage banking activities, BB&T enters into loan commitments to fund residential mortgage loans at specified rates and for specified periods of time. To the extent that BB&T’s interest rate lock commitments relate to loans that will be held for sale upon funding, they are also accounted for as derivatives, with gains or losses included in mortgage banking income. Gains and losses on other derivatives used to manage economic risk are primarily associated with client derivative activity and are included in other income.

Credit risk resulting from derivatives arises when amounts receivable from a counterparty exceed those payable to the same counterparty, taking into account posted collateral. The risk of loss with respect to over-the-counter derivatives, eligible margin loans and repurchase-style transactions is addressed by subjecting counterparties to a credit review and approval process similar to the process in making loans or other extensions of credit and/or by requiring collateral.

Derivative dealer counterparties operate under agreements to provide cash and/or highly liquid securities on a daily basis for unsecured credit exposure beyond negotiated limits, while client derivatives that are associated with loans are cross-collateralized with the loan.

BB&T only transacts with dealer counterparties that are national market makers with strong credit standings and requires liquid collateral (cash or government securities) to secure credit exposure. Due to these factors, the fair value of derivatives with dealer counterparties is primarily based on the interest rate mark of each trade. The fair value of interest rate derivatives with clients includes a credit valuation adjustment.

Collateral obtained to secure margin loans includes equities, corporate and municipal securities, and repurchase-style transactions are generally secured by government and agency securities. The value of collateral for margin loans and repurchase-style transactions is monitored daily with settlement required when changes in value exceed established limits by counterparty. Due to the liquid nature of collateral, the frequency of transactions and collateral monitoring, a reserve for credit loss is established only when a risk of loss is identified.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. BB&T allocates goodwill to the reporting unit(s) that receives significant benefits from the acquisition. Goodwill is tested at least annually for impairment as of October 1st each year and more frequently if circumstances exist that indicate a possible reduction in the fair value of the business below its carrying value. BB&T measures impairment using the present value of estimated future cash flows. Discount rates are based upon the cost of capital specific to the industry in which the reporting unit operates. If the carrying value of the reporting unit exceeds its fair value, a second analysis is performed to measure the fair value of all assets and liabilities. If, based on the second analysis, it is determined that the fair value of the assets and liabilities of the reporting unit is less than the carrying value, BB&T would recognize impairment for the excess of carrying value over fair value.

CDI and other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received.

MSRs

BB&T has two primary classes of MSRs for which it separately manages the economic risks: residential and commercial. Both classes of MSRs are recorded on the Consolidated Balance Sheets primarily at fair value with changes in fair value recorded as a component of mortgage banking income. Various derivative instruments are used to mitigate the income statement effect of changes in fair value due to changes in valuation inputs and assumptions of the MSRs.

Equity-Based Compensation

BB&T maintains various equity-based compensation plans that provide for the granting of stock options (incentive and nonqualified), stock appreciation rights, restricted stock, RSUs, performance units and performance shares to selected employees and directors. BB&T values share-based awards at the grant date fair value and recognizes the expense over the requisite service period taking into account retirement eligibility.

Pension and Postretirement Benefit Obligations

BB&T offers various pension plans and postretirement benefit plans to employees. Calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions. The discount rate assumption used to measure the postretirement benefit obligations is set by reference to a high quality corporate bond yield curve and the individual characteristics of the plan such as projected cash flow patterns and payment durations. The expected long-term rate of return on assets is based on the expected returns for each major asset class in which the plan invests, adjusted for the weight of each asset class in the target mix.

Insurance Income

Insurance commission revenue is generally recognized at the later of the billing date or the effective date of the related insurance policies. Insurance premiums from underwriting activities are recognized as income over the policy term. The portion of premiums that will be earned in the future is deferred and included in accounts payable and other liabilities in the Consolidated Balance Sheets.

Segments

Segment results are presented based on internal management accounting policies that were designed to support BB&T’s strategic objectives. The Other, Treasury and Corporate segment includes financial data from subsidiaries below the quantitative and qualitative thresholds requiring disclosure. Refer to the "Operating Segments" note for additional disclosures.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Standards Adopted During Year Ended December 31, 2016 - BB&T adopted the following guidance effective January 1, 2016 (unless otherwise specified), none of which were material to the consolidated financial statements:

Derivatives and Hedging (adopted March 2016) - clarified that derivative instrument novations do not require dedesignation of the related hedging relationship provided that all other hedge accounting criteria continue to be met.

Fair Value Measurement - eliminated the requirement to classify in the fair value hierarchy any investments for which fair value is measured at net asset value per share using the practical expedient.

Internal-Use Software - requires the software license element of a cloud computing arrangement be accounted for consistent with the acquisition of other software licenses; otherwise, the arrangement should be accounted for as a service contract.

Debt Issuance Costs - requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.

Consolidation - provides an additional requirement for a limited partnership or similar entity to qualify as a voting interest entity, amending the criteria for consolidating such an entity and eliminating the deferral provided under previous guidance for investment companies. In addition, the new guidance amends the criteria for evaluating fees paid to a decision maker or service provider as a variable interest and amends the criteria for evaluating the effect of fee arrangements and related parties on a VIE primary beneficiary determination.

Standards Adopted Subsequent to December 31, 2016 or Not Yet Adopted - the adoption of the guidance was not material, or for standards not yet adopted is not expected to be material, to the consolidated financial statements unless otherwise specified:

Stock Compensation (adopted January 1, 2017) - eliminates the concept of additional paid-in capital pools for equity-based awards and requires that the related excess tax benefits and tax deficiencies be classified as an operating activity in the statement of cash flows. The guidance also allows entities to make a one-time policy election to account for forfeitures when they occur, instead of accruing compensation cost based on the number of awards expected to vest. Additionally, the guidance changes the requirement for an award to qualify for equity classification by permitting tax withholding up to the maximum statutory tax rate instead of the minimum statutory tax rate. Cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity in the Statement of Cash Flows. The Company has elected to account for forfeitures of equity-based awards when they occur.

Investments (adopted January 1, 2017) - eliminates the requirement to retroactively adjust the financial statements when a change in ownership or influence causes an existing investment to qualify for the equity method of accounting. Also requires the investor to add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting.

Derivatives and Hedging (adopted January 1, 2017) - clarifies that an exercise contingency does not need to be evaluated to determine whether it relates to interest rates and credit risk in an embedded derivative analysis. An entity performing the assessment will be required to assess the embedded call or put options solely in accordance with the pre-existing decision sequence.

Business Combinations (adopted January 1, 2017) - provides clarification on the definition of a business and provides criteria to aid in the assessment of whether an integrated set of assets and activities constitutes a business.

Statement of Cash Flows - requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The adoption of this guidance will only affect the Consolidated Statements of Cash Flows.

Statement of Cash Flows - clarifies the classification within the statement of cash flows for certain transactions, including debt extinguishment costs, zero-coupon debt, contingent consideration related to business combinations, insurance proceeds, equity method distributions and beneficial interests in securitizations. The guidance also clarifies that cash flows with aspects of multiple classes of cash flows or that cannot be separated by source or use should be classified based on the activity that is likely to be the predominant source or use of cash flows for the item. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.

Liabilities - requires companies to recognize breakage on prepaid stored-value products in accordance with the recently issued guidance on Revenue from Contracts with Customers. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.

Revenue from Contracts with Customers - requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual reporting periods beginning after December 15, 2017. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, the new guidance is not expected to have a material impact on the components of the Consolidated Statement of Income most closely associated with financial instruments, including securities gains/losses and interest income. The Company is currently evaluating this guidance to determine the impact on other components of noninterest income.

Financial Instruments - requires the majority of equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The new guidance allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. For financial instruments recorded at amortized cost, the new guidance requires public companies to use exit prices to measure the fair value for disclosure purposes, eliminates the disclosure requirements related to measurement assumptions and requires separate presentation of financial assets and liabilities based on form and measurement category. In addition, for liabilities measured at fair value under the fair value option, the changes in fair value due to changes in instrument-specific credit risk should be recognized in OCI. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.

Leases - requires lessees to recognize assets and liabilities related to certain operating leases on the balance sheet. The new guidance also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. This guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Upon adoption, the Company expects to report higher assets and liabilities as a result of including additional leases on the Consolidated Balance Sheet.

Credit Losses - replaces the incurred loss impairment methodology in current GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit deteriorated loans will receive an allowance account for expected credit losses at the acquisition date that represents a component of the purchase price allocation. Credit losses relating to AFS debt securities will be recorded through an allowance for expected credit losses, with such allowance limited to the amount by which fair value is below amortized cost. An allowance will be established for estimated credit losses on HTM securities. This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Upon adoption, the Company expects that the ACL will likely be materially higher; however, the Company is still in the process of determining the magnitude of the increase and its impact on the Consolidated Financial Statements.

Intangibles—Goodwill and Other - simplifies the measurement of goodwill impairment. An entity will no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. This guidance is effective for impairment tests in fiscal years beginning after December 15, 2019 and interim periods within those fiscal years.

NOTE 2. Acquisitions and Divestitures

On April 1, 2016, BB&T acquired all of the outstanding stock of National Penn, which conducted its business operations primarily through its bank subsidiary, National Penn Bank, which was merged into Branch Bank. National Penn operated other subsidiaries in Pennsylvania, New Jersey and Maryland to provide a wide range of retail and commercial banking and financial products and services. National Penn also operated a trust and investment company, an asset management company and a property and casualty insurance brokerage company. National Penn had 126 banking offices as of the acquisition date. BB&T acquired National Penn in order to increase BB&T’s market share in these areas.

The acquisition of National Penn constituted a business combination. Accordingly, the assets acquired and liabilities assumed are presented at their fair values in the table below. The determination of fair value requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are considered preliminary and are subject to change for up to one year after the closing date of the acquisition as additional information becomes available. Immaterial amounts of the intangible assets recognized are deductible for income tax purposes.

	National Penn
	UPB	Fair Value
	(Dollars in millions)
Assets acquired:
Cash, due from banks and federal funds sold		$216
Securities		2,499
Loans and leases:
Commercial and industrial	$2,817	2,596
CRE-income producing properties	1,450	1,202
CRE-construction and development	165	127
Direct retail lending	801	767
Revolving credit	7	7
Residential mortgage	1,217	1,004
Sales finance	166	162
PCI	181	124
Total loans and leases	$6,804	5,989
Goodwill		795
CDI		67
Other assets		503
Total assets acquired		10,069
Liabilities assumed:
Deposits:
Noninterest-bearing deposits		1,209
Interest-bearing deposits		5,420
Total deposits		6,629
Debt		1,756
Other liabilities		66
Total liabilities assumed		8,451
Consideration paid		$1,618

Cash paid		$555
Fair value of common stock issued, including replacement equity awards		1,063

The purchase price allocation for this acquisition has not been finalized. The following is a description of the methods used to determine the fair values of significant assets and liabilities.

Cash, due from banks and federal funds sold: The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market. In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

Loans and leases: Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan, amortization status and current discount rates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that has been included as a reduction to the estimated cash flows.

CDI: This intangible asset represents the value of the relationships with deposit customers. The fair value was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. The CDI is being amortized over 10 years based upon the estimated economic benefits received.

Deposits: The fair values used for the demand and savings deposits by definition equal the amount payable on demand at the acquisition date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to the contractual interest rates on such time deposits.

Debt: The fair values of long-term debt instruments are estimated based on quoted market prices for the instrument if available, or for similar instruments if not available, or by using discounted cash flow analyses, based on current incremental borrowing rates for similar types of instruments.

Other Acquisitions and Divestitures

On April 1, 2016, BB&T purchased insurance broker Swett & Crawford from Cooper Gay Swett & Crawford for $461 million in cash. The purchase price allocation for this acquisition has not been finalized. Refer to the “Goodwill and Other Intangible Assets” note in the "Notes to Consolidated Financial Statements" for additional information.

See BB&T's Annual Report on Form 10-K for the year ended December 31, 2015 for additional information related to the following transactions.

During the third quarter of 2015, BB&T acquired Susquehanna Bancshares, Inc., resulting in the addition of $18.3 billion in assets and $14.1 billion in deposits. Susquehanna had 245 financial centers in Pennsylvania, Maryland, New Jersey and West Virginia.

During the second quarter of 2015, BB&T acquired The Bank of Kentucky, which provided $2.0 billion in assets, $1.6 billion in deposits and 32 financial centers.

During the second quarter of 2015, BB&T purchased additional ownership interest in AmRisc, LP from the noncontrolling owners in exchange for cash and full ownership of American Coastal, which resulted in a net charge to equity.

During the first quarter of 2015, BB&T acquired 41 financial centers in Texas, which provided $238 million in assets and $1.9 billion in deposits.

NOTE 3. Securities

	Amortized Cost	Gross Unrealized		Fair Value
December 31, 2016		Gains	Losses
	(Dollars in millions)
AFS securities:
U.S. Treasury	$2,669	$2	$84	$2,587
GSE	190	—	10	180
Agency MBS	21,819	13	568	21,264
States and political subdivisions	2,198	56	49	2,205
Non-agency MBS	446	233	—	679
Other	11	—	—	11
Total AFS securities	$27,333	$304	$711	$26,926

HTM securities:
U.S. Treasury	$1,098	$20	$—	$1,118
GSE	2,197	14	30	2,181
Agency MBS	13,225	40	180	13,085
States and political subdivisions	110	—	—	110
Other	50	2	—	52
Total HTM securities	$16,680	$76	$210	$16,546

	Amortized Cost	Gross Unrealized		Fair Value
December 31, 2015		Gains	Losses
	(Dollars in millions)
AFS securities:
U.S. Treasury	$1,836	$2	$6	$1,832
GSE	51	—	—	51
Agency MBS	20,463	22	439	20,046
States and political subdivisions	2,312	103	40	2,375
Non-agency MBS	683	306	—	989
Other	4	—	—	4
Total AFS securities	$25,349	$433	$485	$25,297

HTM securities:
U.S. Treasury	$1,097	$22	$—	$1,119
GSE	5,045	16	98	4,963
Agency MBS	12,267	70	22	12,315
States and political subdivisions	63	—	—	63
Other	58	2	1	59
Total HTM securities	$18,530	$110	$121	$18,519

During the third quarter of 2016, Branch Bank entered into an early termination agreement with the FDIC that terminated the loss share agreements. As a result of the settlement, no future loss sharing or gain sharing will occur related to the Colonial acquisition. The accounting for the affected securities has not changed; however, these securities have been classified into their respective categories and prior periods have been revised to conform to the current presentation.

During 2015, BB&T transferred $517 million of HTM securities to AFS. These securities, which were sold in 2015, represented securities collateralized by student loans for which there was a significant increase in risk weighting as a result of the implementation of Basel III.

Certain investments in marketable debt securities and MBS issued by FNMA and FHLMC exceeded 10% of shareholders’ equity at December 31, 2016. The FNMA investments had total amortized cost and fair value of $13.9 billion and $13.6 billion, respectively. The FHLMC investments had total amortized cost and fair value of $7.8 billion and $7.6 billion, respectively.

The following table reflects changes in credit losses on securities with OTTI where a portion of the unrealized loss was recognized in OCI. Assets acquired from the FDIC were excluded from this table prior to the termination of the loss share agreements.

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Balance at beginning of period	$42	$64	$78
Credit losses on securities without previous OTTI	—	—	6
Credit losses on securities for which OTTI was previously recognized	—	4	—
Reductions for securities sold/settled during the period	(21)	(22)	(17)
Credit recoveries through yield	(1)	(4)	(3)
Included as a result of loss share termination	1	—	—
Balance at end of period	$21	$42	$64

The amortized cost and estimated fair value of the securities portfolio by contractual maturity are shown in the following table. The expected life of MBS may differ from contractual maturities because borrowers have the right to prepay the underlying mortgage loans with or without prepayment penalties.

	AFS		HTM
December 31, 2016	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in millions)
Due in one year or less	$275	$275	$—	$—
Due after one year through five years	1,013	1,018	1,683	1,703
Due after five years through ten years	2,670	2,580	1,688	1,672
Due after ten years	23,375	23,053	13,309	13,171
Total debt securities	$27,333	$26,926	$16,680	$16,546

The following tables present the fair values and gross unrealized losses of investments based on the length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
AFS securities:
U.S. Treasury	$2,014	$84	$—	$—	$2,014	$84
GSE	180	10	—	—	180	10
Agency MBS	14,842	342	5,138	226	19,980	568
States and political subdivisions	365	7	314	42	679	49
Total	$17,401	$443	$5,452	$268	$22,853	$711

HTM securities:
GSE	$1,762	$30	$—	$—	$1,762	$30
Agency MBS	7,717	178	305	2	8,022	180
Total	$9,479	$208	$305	$2	$9,784	$210

	Less than 12 months		12 months or more		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
AFS securities:
U.S. Treasury	$1,211	$6	$—	$—	$1,211	$6
Agency MBS	12,052	199	5,576	240	17,628	439
States and political subdivisions	64	1	329	39	393	40
Total	$13,327	$206	$5,905	$279	$19,232	$485

HTM securities:
GSE	$2,307	$41	$1,743	$57	$4,050	$98
Agency MBS	3,992	21	124	1	4,116	22
Other	56	1	—	—	56	1
Total	$6,355	$63	$1,867	$58	$8,222	$121

Periodic reviews are conducted to identify and evaluate each investment with an unrealized loss for OTTI. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities. The unrealized losses on GSE securities and agency MBS were the result of increases in market interest rates compared to the date the securities were acquired rather than the credit quality of the issuers.

Cash flow modeling is used to evaluate non-agency MBS in an unrealized loss position for potential credit impairment. These models give consideration to long-term macroeconomic factors applied to current security default rates, prepayment rates and recovery rates and security-level performance. At December 31, 2016, there were no non-agency MBS with other than temporary credit impairment.

At December 31, 2016, the majority of the unrealized loss on municipal securities was the result of fair value hedge basis adjustments that are a component of amortized cost. Municipal securities in an unrealized loss position are evaluated for credit impairment through a qualitative analysis of issuer performance and the primary source of repayment. At December 31, 2016, the evaluation of municipal securities did not indicate any municipal securities with other than temporary credit impairment.

NOTE 4. Loans and ACL

During the third quarter of 2016, Branch Bank entered into an early termination agreement with the FDIC that terminated the loss share agreements. As a result, the assets acquired from the FDIC are no longer covered by loss sharing. The accounting for the related loans is unaffected by the termination, and these loans will continue to be carried in PCI.

During the third quarter of 2016, a sales finance portfolio totaling $1.0 billion was acquired. During the fourth quarter of 2016, a sales finance portfolio totaling $1.9 billion was acquired.

During the first quarter of 2014, approximately $8.3 billion of nonguaranteed, closed-end, first and second lien position residential mortgage loans, along with the related allowance, were transferred from direct retail lending to residential mortgage to facilitate compliance with a series of new rules related to mortgage servicing associated with first and second lien position mortgages collateralized by real estate.

During the third quarter of 2014, approximately $550 million of loans, which were primarily performing residential mortgage TDRs, with a related ALLL of $57 million were sold for a gain of $42 million. During the fourth quarter of 2014, approximately $140 million of loans, which were primarily residential mortgage NPLs, with a related ALLL of $19 million were sold for a gain of $24 million. Both gains were recognized as reductions to the provision for credit losses.

	Accruing
December 31, 2016	Current	30-89 Days Past Due	90 Days Or More Past Due	Nonaccrual	Total
	(Dollars in millions)
Commercial:
Commercial and industrial	$51,329	$27	$—	$363	$51,719
CRE-income producing properties	14,492	6	—	40	14,538
CRE-construction and development	3,800	2	—	17	3,819
Dealer floor plan	1,413	—	—	—	1,413
Other lending subsidiaries	7,660	21	—	10	7,691
Retail:
Direct retail lending	11,963	60	6	63	12,092
Revolving credit	2,620	23	12	—	2,655
Residential mortgage-nonguaranteed	28,378	393	79	172	29,022
Residential mortgage-government guaranteed	324	132	443	—	899
Sales finance	11,179	76	6	6	11,267
Other lending subsidiaries	6,931	301	—	65	7,297
PCI	784	36	90	—	910
Total	$140,873	$1,077	$636	$736	$143,322

	Accruing
December 31, 2015	Current	30-89 Days Past Due	90 Days Or More Past Due	Nonaccrual	Total
	(Dollars in millions)
Commercial:
Commercial and industrial	$48,157	$36	$—	$237	$48,430
CRE-income producing properties	13,370	13	—	38	13,421
CRE-construction and development	3,710	9	—	13	3,732
Dealer floor plan	1,215	—	—	—	1,215
Other lending subsidiaries	6,771	18	—	6	6,795
Retail:
Direct retail lending	11,032	58	7	43	11,140
Revolving credit	2,478	22	10	—	2,510
Residential mortgage-nonguaranteed	29,038	397	55	173	29,663
Residential mortgage-government guaranteed	306	78	486	—	870
Sales finance	10,243	72	5	7	10,327
Other lending subsidiaries	6,381	286	—	59	6,726
PCI	966	42	114	—	1,122
Total	$133,667	$1,031	$677	$576	$135,951

The following tables present the carrying amount of loans by risk rating. PCI loans are excluded because their related ALLL is determined by loan pool performance.

December 31, 2016	Commercial & Industrial	CRE-Income Producing Properties	CRE-Construction and Development	Dealer Floor Plan	Other Lending Subsidiaries
	(Dollars in millions)
Commercial:
Pass	$49,921	$14,061	$3,718	$1,404	$7,604
Special mention	314	124	38	—	33
Substandard-performing	1,121	313	46	9	44
Nonperforming	363	40	17	—	10
Total	$51,719	$14,538	$3,819	$1,413	$7,691

December 31, 2016	Direct Retail Lending	Revolving Credit	Residential Mortgage	Sales Finance	Other Lending Subsidiaries
	(Dollars in millions)
Retail:
Performing	$12,029	$2,655	$29,749	$11,261	$7,232
Nonperforming	63	—	172	6	65
Total	$12,092	$2,655	$29,921	$11,267	$7,297

December 31, 2015	Commercial & Industrial	CRE-Income Producing Properties	CRE-Construction and Development	Dealer Floor Plan	Other Lending Subsidiaries
	(Dollars in millions)
Commercial:
Pass	$46,760	$12,940	$3,619	$1,195	$6,757
Special mention	305	166	29	6	3
Substandard-performing	1,128	277	71	14	29
Nonperforming	237	38	13	—	6
Total	$48,430	$13,421	$3,732	$1,215	$6,795

December 31, 2015	Direct Retail Lending	Revolving Credit	Residential Mortgage	Sales Finance	Other Lending Subsidiaries
	(Dollars in millions)
Retail:
Performing	$11,097	$2,510	$30,360	$10,320	$6,667
Nonperforming	43	—	173	7	59
Total	$11,140	$2,510	$30,533	$10,327	$6,726

 The following tables present a summary of activity in the ACL:

Year Ended December 31, 2016	Beginning Balance	Charge-Offs	Recoveries	Provision (Benefit)	Other	Ending Balance
	(Dollars in millions)
Commercial:
Commercial and industrial	$466	$(128)	$40	$122	—	$500
CRE-income producing properties	135	(8)	8	(18)	—	117
CRE-construction and development	37	(1)	11	(22)	—	25
Dealer floor plan	8	—	—	3	—	11
Other lending subsidiaries	22	(22)	6	23	—	29
Retail:
Direct retail lending	105	(53)	26	25	—	103
Revolving credit	104	(69)	20	51	—	106
Residential mortgage-nonguaranteed	194	(35)	3	24	—	186
Residential mortgage-government guaranteed	23	(5)	—	23	—	41
Sales finance	40	(29)	12	15	—	38
Other lending subsidiaries	265	(336)	43	317	—	289
PCI	61	(15)	—	(2)	—	44
ALLL	1,460	(701)	169	561	—	1,489
RUFC	90	—	—	11	9	110
ACL	$1,550	$(701)	$169	$572	$9	$1,599

Year Ended December 31, 2015	Beginning Balance	Charge-Offs	Recoveries	Provision (Benefit)	Other	Ending Balance
	(Dollars in millions)
Commercial:
Commercial and industrial	$421	$(81)	$37	$89	$—	$466
CRE-income producing properties	162	(20)	7	(14)	—	135
CRE-construction and development	48	(4)	11	(18)	—	37
Dealer floor plan	10	—	—	(2)	—	8
Other lending subsidiaries	21	(9)	3	7	—	22
Retail:
Direct retail lending	110	(54)	29	20	—	105
Revolving credit	110	(70)	20	44	—	104
Residential mortgage-nonguaranteed	217	(40)	3	14	—	194
Residential mortgage-government guaranteed	36	(6)	—	(7)	—	23
Sales finance	40	(26)	9	17	—	40
Other lending subsidiaries	235	(277)	33	274	—	265
PCI	64	(1)	—	(2)	—	61
ALLL	1,474	(588)	152	422	—	1,460
RUFC	60	—	—	6	24	90
ACL	$1,534	$(588)	$152	$428	$24	$1,550

Year Ended December 31, 2014	Beginning Balance	Charge-Offs	Recoveries	Provision (Benefit)	Other	Ending Balance
	(Dollars in millions)
Commercial:
Commercial and industrial	$454	$(131)	$42	$56	$—	$421
CRE-income producing properties	149	(31)	14	30	—	162
CRE-construction and development	76	(11)	19	(36)	—	48
Dealer floor plan	8	—	—	2	—	10
Other lending subsidiaries	15	(8)	3	11	—	21
Retail:
Direct retail lending	209	(69)	29	26	(85)	110
Revolving credit	115	(71)	19	47	—	110
Residential mortgage-nonguaranteed	269	(82)	7	(62)	85	217
Residential mortgage-government guaranteed	62	(2)	—	(24)	—	36
Sales finance	37	(23)	9	17	—	40
Other lending subsidiaries	224	(261)	30	242	—	235
PCI	114	(21)	—	(29)	—	64
ALLL	1,732	(710)	172	280	—	1,474
RUFC	89	—	—	(29)	—	60
ACL	$1,821	$(710)	$172	$251	$—	$1,534

The following table provides a summary of loans that are collectively evaluated for impairment.

	December 31, 2016		December 31, 2015
	Recorded Investment	Related ALLL	Recorded Investment	Related ALLL
	(Dollars in millions)
Commercial:
Commercial and industrial	$51,253	$463	$48,110	$439
CRE-income producing properties	14,455	112	13,339	127
CRE-construction and development	3,787	21	3,697	32
Dealer floor plan	1,413	11	1,215	8
Other lending subsidiaries	7,678	28	6,789	21
Retail:
Direct retail lending	12,011	93	11,055	93
Revolving credit	2,626	95	2,477	91
Residential mortgage-nonguaranteed	28,488	136	29,199	153
Residential mortgage-government guaranteed	466	8	553	1
Sales finance	11,251	37	10,308	39
Other lending subsidiaries	7,057	249	6,534	235
PCI	910	44	1,122	61
Total	$141,395	$1,297	$134,398	$1,300

The following tables set forth certain information regarding impaired loans, excluding PCI and LHFS, that were individually evaluated for reserves.

As Of / For The Year Ended December 31, 2016	Recorded Investment	UPB	Related ALLL	Average Recorded Investment	Interest Income Recognized
	(Dollars in millions)
With no related ALLL recorded:
Commercial:
Commercial and industrial	$201	$225	$—	$217	$1
CRE-income producing properties	25	27	—	16	—
CRE-construction and development	10	11	—	8	—
Dealer floor plan	—	—	—	—	—
Other lending subsidiaries	4	6	—	6	—
Retail:
Direct retail lending	13	38	—	12	1
Residential mortgage-nonguaranteed	94	141	—	97	4
Residential mortgage-government guaranteed	3	3	—	3	—
Sales finance	1	2	—	1	—
Other lending subsidiaries	4	9	—	4	—
With an ALLL recorded:
Commercial:
Commercial and industrial	265	269	37	259	5
CRE-income producing properties	58	61	5	68	2
CRE-construction and development	22	22	4	22	1
Dealer floor plan	—	—	—	—	—
Other lending subsidiaries	9	9	1	5	—
Retail:
Direct retail lending	68	69	10	71	4
Revolving credit	29	29	11	31	1
Residential mortgage-nonguaranteed	440	451	50	383	16
Residential mortgage-government guaranteed	430	431	33	360	14
Sales finance	15	15	1	16	1
Other lending subsidiaries	236	239	40	206	32
Total	$1,927	$2,057	$192	$1,785	$82

December 31, 2015	Recorded Investment	UPB	Related ALLL	Average Recorded Investment	Interest Income Recognized
	(Dollars in millions)
With no related ALLL recorded:
Commercial:
Commercial and industrial	$129	$164	$—	$95	$1
CRE-income producing properties	8	13	—	17	—
CRE-construction and development	8	11	—	10	—
Dealer floor plan	—	—	—	2	—
Other lending subsidiaries	2	3	—	—	—
Retail:
Direct retail lending	11	40	—	12	1
Residential mortgage-nonguaranteed	103	153	—	99	4
Residential mortgage-government guaranteed	5	5	—	3	—
Sales finance	1	2	—	1	—
Other lending subsidiaries	4	8	—	3	—
With an ALLL recorded:
Commercial:
Commercial and industrial	191	194	27	223	5
CRE-income producing properties	74	77	8	96	3
CRE-construction and development	27	27	5	36	1
Dealer floor plan	—	—	—	1	—
Other lending subsidiaries	4	5	1	6	—
Retail:
Direct retail lending	74	75	12	79	4
Revolving credit	33	33	13	36	1
Residential mortgage-nonguaranteed	361	368	41	354	15
Residential mortgage-government guaranteed	312	312	22	323	13
Sales finance	18	18	1	19	1
Other lending subsidiaries	188	190	30	179	28
Total	$1,553	$1,698	$160	$1,594	$77

Trial modifications are excluded from the following disclosures because the specific types and amounts of concessions offered to borrowers frequently change between the trial modification and the permanent modification. The following table provides a summary of TDRs, all of which are considered impaired.

	December 31,
	2016	2015
	(Dollars in millions)
Performing TDRs:
Commercial:
Commercial and industrial	$55	$49
CRE-income producing properties	16	13
CRE-construction and development	9	16
Direct retail lending	67	72
Revolving credit	29	33
Residential mortgage-nonguaranteed	332	288
Residential mortgage-government guaranteed	420	316
Sales finance	16	17
Other lending subsidiaries	226	178
Total performing TDRs	1,170	982
Nonperforming TDRs (also included in NPL disclosures)	183	146
Total TDRs	$1,353	$1,128
ALLL attributable to TDRs	$146	$126

The following table summarizes the primary reason loan modifications were classified as TDRs and includes newly designated TDRs as well as modifications made to existing TDRs. Balances represent the recorded investment at the end of the quarter in which the modification was made. Rate modifications in this table include TDRs made with below market interest rates that also include modifications of loan structures.

	Year Ended December 31,
	2016			2015			2014
	Type of Modification			Type of Modification			Type of Modification
	Rate	Structure	ALLL Impact	Rate	Structure	ALLL Impact	Rate	Structure	ALLL Impact
	(Dollars in millions)
Commercial:
Commercial and industrial	$112	$128	$3	$99	$45	$2	$112	$48	$4
CRE-income producing properties	21	17	—	9	15	—	18	18	—
CRE-construction and development	7	11	—	8	25	1	25	22	—

Retail:
Direct retail lending	19	1	—	16	4	4	32	4	6
Revolving credit	17	—	4	16	—	4	24	—	4
Residential mortgage-nonguaranteed	129	54	10	88	37	9	127	36	16
Residential mortgage-government guaranteed	335	—	18	189	—	7	282	—	12
Sales finance	—	7	—	—	10	1	1	14	3
Other lending subsidiaries	169	—	21	129	—	17	130	—	17

The pre-default balance for modifications that experienced a payment default that had been classified as TDRs during the previous 12 months was $73 million, $81 million and $78 million for the twelve months ended December 31, 2016, 2015 and 2014, respectively. Payment default is defined as movement of the TDR to nonaccrual status, foreclosure or charge-off, whichever occurs first.

Changes in the carrying value and accretable yield of PCI loans are presented in the following table:

	December 31, 2016				December 31, 2015
	Purchased Impaired		Purchased Nonimpaired		Purchased Impaired		Purchased Nonimpaired
	Accretable Yield	Carrying Value	Accretable Yield	Carrying Value	Accretable Yield	Carrying Value	Accretable Yield	Carrying Value
	(Dollars in millions)
Balance at beginning of period	$189	$700	$176	$422	$134	$579	$244	$636
Additions	36	124	—	—	98	402	—	—
Accretion	(134)	134	(73)	73	(89)	89	(89)	89
Payments received, net	—	(344)	—	(199)	—	(370)	—	(303)
Other, net	162	—	52	—	46	—	21	—
Balance at end of period	$253	$614	$155	$296	$189	$700	$176	$422

Outstanding UPB at end of period		$910		$423		$1,063		$587

The following table presents additional information about BB&T’s loans and leases:

	December 31,
	2016	2015
	(Dollars in millions)
Unearned income, discounts and net deferred loan fees and costs, excluding PCI	$396	$598
Residential mortgage loans in process of foreclosure	366	229

NOTE 5. Premises and Equipment

A summary of premises and equipment is presented in the accompanying table:

	Estimated Useful Life	December 31,
		2016	2015
	(Years)	(Dollars in millions)
Land and land improvements		$611	$596
Buildings and building improvements	40	1,628	1,503
Furniture and equipment	3 - 15	1,121	1,030
Leasehold improvements		791	721
Construction in progress		62	122
Capitalized leases on premises and equipment		66	67
Total		4,279	4,039
Accumulated depreciation and amortization		(2,172)	(2,032)
Net premises and equipment		$2,107	$2,007

The following table excludes assets related to the lease financing business.

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Rent expense applicable to operating leases	$278	$245	$227
Rental income from owned properties and subleases	8	7	7

	Year Ended December 31,
	2017	2018	2019	2020	2021	Thereafter
	(Dollars in millions)
Future minimum lease payments for operating leases	$263	$239	$210	$179	$154	$574

NOTE 6. Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill attributable to BB&T’s operating segments are reflected in the table below. There have been no goodwill impairments recorded to date.

	Community Banking	Residential Mortgage Banking	Dealer Financial Services	Specialized Lending	Insurance Holdings	Financial Services	Total
	(Dollars in millions)
Goodwill, January 1, 2014	$4,924	$7	$111	$88	$1,492	$192	$6,814
Acquired goodwill, net	29	—	—	—	12	—	41
Contingent consideration	—	—	—	—	14	—	14
Other adjustments	(319)	319	—	—	—	—	—
Goodwill, December 31, 2014	4,634	326	111	88	1,518	192	6,869
Acquired goodwill, net	1,501	43	—	155	16	11	1,726
American Coastal sale	—	—	—	—	(49)	—	(49)
Other adjustments	5	—	—	—	(3)	—	2
Goodwill, December 31, 2015	6,140	369	111	243	1,482	203	8,548
Acquired goodwill, net	753	39	—	2	270	9	1,073
Other adjustments	139	8	—	(132)	—	2	17
Goodwill, December 31, 2016	$7,032	$416	$111	$113	$1,752	$214	$9,638

During 2014, the transfer of closed-end, first and second lien position residential mortgage loans from Community Banking to Residential Mortgage Banking resulted in a reallocation of the related goodwill, which is included in other adjustments in the above table.

During 2015, BB&T sold American Coastal, which resulted in the allocation and write-off of goodwill from the Insurance Holdings segment.

During 2016, the valuations and purchase price allocation for Susquehanna were finalized and are included in other adjustments in the above table.

The acquisition of Swett & Crawford provided goodwill of $269 million and identifiable intangible assets of $224 million. The identifiable intangible assets are being amortized over a weighted average term of 13 years based upon the estimated economic benefits received. Approximately $135 million of the goodwill and identifiable intangible assets is deductible for tax purposes.

The following table presents information for identifiable intangible assets subject to amortization:

		December 31, 2016			December 31, 2015
	Wtd. Avg. Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Years)	(Dollars in millions)
CDI	7.9	$970	$(710)	$260	$903	$(634)	$269
Other, primarily customer relationship intangibles	13.0	1,415	(821)	594	1,164	(747)	417
Total		$2,385	$(1,531)	$854	$2,067	$(1,381)	$686

	Year Ended December 31,
	2017	2018	2019	2020	2021
	(Dollars in millions)
Estimated amortization expense of identifiable intangibles	$141	$123	$104	$87	$74

NOTE 7. Loan Servicing

Residential Mortgage Banking Activities

The following tables summarize residential mortgage banking activities. BB&T manages its own residential mortgage loans, including PCI loans.

	December 31,
	2016	2015
	(Dollars in millions)
UPB of residential mortgage and home equity loan servicing portfolio	$121,639	$122,169
UPB of residential mortgage loans serviced for others (primarily agency conforming fixed rate)	90,325	91,132
Mortgage loans sold with recourse	578	702
Maximum recourse exposure from mortgage loans sold with recourse liability	282	326
Indemnification, recourse and repurchase reserves	40	79
FHA-insured mortgage loan reserve	—	85

During 2014, HUD-OIG notified BB&T that it had been selected for an audit/survey to assess compliance with FHA loan origination and quality control requirements. BB&T subsequently received subpoenas from the HUD-OIG and the Department of Justice seeking additional information regarding its lending practices in connection with loans insured by the FHA. During 2014, BB&T recognized an $85 million charge that was included in other expense on the Consolidated Statements of Income. During the third quarter of 2016, BB&T paid $83 million to settle these matters pursuant to an agreement with the Department of Justice. In addition, the Company separately received recoveries of $71 million, resulting in a net benefit of $73 million, which was included in other expense on the Consolidated Statements of Income.

During 2014, BB&T recognized a $33 million adjustment related to the indemnification reserves for mortgage loans sold, which represents an increase in estimated losses that may be incurred on FHA-insured mortgage loans that have not yet defaulted. During 2016, BB&T released $31 million of mortgage repurchase reserves, which was primarily driven by lower anticipated loan repurchase requests. These adjustments were included in loan-related expense on the Consolidated Statements of Income.

Payments made to date for recourse exposure on residential mortgage loans sold with recourse liability have been immaterial.

	As Of / For The Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
UPB of residential mortgage loans sold from the LHFS portfolio	$15,675	$14,764	$13,400
Pre-tax gains recognized on mortgage loans sold and held for sale	139	148	110
Servicing fees recognized from mortgage loans serviced for others	268	273	275
Approximate weighted average servicing fee on the outstanding balance of residential mortgage loans serviced for others	0.28%	0.29%	0.29%
Weighted average interest rate on mortgage loans serviced for others	4.03	4.12	4.20

The following table presents a roll forward of the carrying value of residential MSRs recorded at fair value:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Carrying value, beginning of year	$880	$844	$1,047
Additions	146	156	141
Change in fair value due to changes in valuation inputs or assumptions:
Prepayment speeds	13	91	(219)
Weighted average OAS	10	(52)	—
Servicing costs	2	(25)	(2)
Realization of expected net servicing cash flows, passage of time and other	(136)	(134)	(123)
Carrying value, end of year	$915	$880	$844

Gains (losses) on derivative financial instruments used to mitigate the income statement effect of changes in fair value	$32	$32	$251

The sensitivity of the fair value of the residential MSRs to changes in key assumptions is included in the accompanying table:

	December 31, 2016			December 31, 2015
	Range		Weighted Average	Range		Weighted Average
	Min	Max		Min	Max
	(Dollars in millions)
Prepayment speed	7.5%	8.4%	8.1%	8.1%	9.0%	8.7%
Effect on fair value of a 10% increase			$(28)			$(29)
Effect on fair value of a 20% increase			(54)			(56)

OAS	9.8%	10.2%	10.0%	10.3%	10.6%	10.4%
Effect on fair value of a 10% increase			$(33)			$(33)
Effect on fair value of a 20% increase			(64)			(63)

Composition of loans serviced for others:
Fixed-rate residential mortgage loans			99.1%			99.2%
Adjustable-rate residential mortgage loans			0.9			0.8
Total			100.0%			100.0%

Weighted average life (in years)			7.0			6.8

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of an adverse variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another, which may magnify or counteract the effect of the change.

Commercial Mortgage Banking Activities

CRE mortgage loans serviced for others are not included in loans and leases on the accompanying Consolidated Balance Sheets. The following table summarizes commercial mortgage banking activities for the periods presented:

	December 31,
	2016	2015
	(Dollars in millions)
UPB of CRE mortgages serviced for others	$29,333	$28,163
CRE mortgages serviced for others covered by recourse provisions	4,240	4,198
Maximum recourse exposure from CRE mortgages sold with recourse liability	1,272	1,259
Recorded reserves related to recourse exposure	7	7
Originated CRE mortgages during the year	7,145	7,012
Commercial MSRs at fair value	137	—

Effective January 1, 2016, the Company adopted the fair value option for commercial MSRs, which are included in MSRs at fair value on the Consolidated Balance Sheets, to facilitate hedging against changes in the fair value of the MSR asset. Prior to adoption, commercials MSRs were included in other assets. The impact of the adoption was immaterial.

NOTE 8. Deposits

	December 31,
	2016	2015
	(Dollars in millions)
Noninterest-bearing deposits	$50,697	$45,695
Interest checking	30,263	25,410
Money market and savings	64,883	60,461
Time deposits	14,391	17,558
Total deposits	$160,234	$149,124

Time deposits $100,000 and greater	$5,394	$7,562
Time deposits $250,000 and greater	2,179	3,497

NOTE 9. Long-Term Debt

The following table reflects the carrying amounts at December 31, 2016 and 2015, and the related maturity dates, contractual rate and effective interest rates at December 31, 2016:

				Stated Rate		Effective Rate	December 31,
	Maturity			Min	Max		2016	2015
							(Dollars in millions)
BB&T Corporation
Fixed rate senior notes	2017	to	2024	1.45%	6.85%	2.33%	$7,600	$7,831
Floating rate senior notes	2018		2020	1.55	1.82	1.67	1,898	1,050
Fixed rate subordinated notes	2017		2022	3.95	5.25	1.53	1,338	1,382
Branch Bank
Fixed rate senior notes	2017		2021	1.00	2.85	1.80	4,209	4,071
Floating rate senior notes	2019			1.42	1.42	1.48	250	375
Fixed rate subordinated notes	2025		2026	3.63	3.80	3.48	2,138	2,562
Floating rate subordinated notes	2017			1.22	1.22	3.73	262	612
FHLB advances (5.5 years weighted average maturity at December 31, 2016)	2017		2034	—	6.38	4.20	4,118	5,732
Other long-term debt							152	154
Total long-term debt							$21,965	$23,769

The effective rates above reflect the impact of hedges and issuance costs. Subordinated notes with a remaining maturity of one year or greater qualify under the risk-based capital guidelines as Tier 2 supplementary capital, subject to certain limitations.

Subsequent to year end, BB&T terminated FHLB advances totaling $2.9 billion of par value, which resulted in a pre-tax loss on early extinguishment of debt totaling $392 million. During 2015, BB&T terminated FHLB advances totaling $931 million, which resulted in a pre-tax loss on early extinguishment of debt totaling $172 million. During 2014, BB&T terminated FHLB advances totaling $1.1 billion, resulting in a pre-tax loss on early extinguishment of debt totaling $122 million.

	Year Ended December 31,					Thereafter
	2017	2018	2019	2020	2021
	(Dollars in millions)
Future debt maturities	$3,696	$2,223	$3,985	$3,357	$3,881	$4,586

NOTE 10. Shareholders’ Equity

Preferred Stock

The following table presents a summary of the non-cumulative perpetual preferred stock as of December 31, 2016:

Preferred Stock Issue	Issuance Date	Earliest Redemption Date	Liquidation Amount	Carrying Amount	Dividend Rate
			(Dollars in millions)
Series D	5/1/2012	5/1/2017	$575	$559	5.850%
Series E	7/31/2012	8/1/2017	1,150	1,120	5.625
Series F	10/31/2012	11/1/2017	450	437	5.200
Series G	5/1/2013	6/1/2018	500	487	5.200
Series H	3/9/2016	6/1/2021	465	450	5.625
			$3,140	$3,053

Dividends on the preferred stock, if declared, accrue and are payable quarterly, in arrears. For each issuance, BB&T issued depositary shares, each of which represents a fractional ownership interest in a share of the Company’s preferred stock. The preferred stock has no stated maturity and redemption is solely at the option of the Company in whole, but not in part, upon the occurrence of a regulatory capital treatment event, as defined. In addition, the preferred stock may be redeemed in whole or in part, on any dividend payment date after five years from the date of issuance. Under current rules, any redemption of the preferred stock is subject to prior approval of the FRB. The preferred stock is not subject to any sinking fund or other obligations of the Company.

Equity-Based Compensation Plans

At December 31, 2016, options, restricted shares and RSUs were outstanding from equity-based compensation plans that have been approved by shareholders and plans assumed from acquired entities. Those plans are intended to assist the Company in recruiting and retaining employees, directors and independent contractors and to associate the interests of eligible participants with those of BB&T and its shareholders.

The majority of outstanding awards and awards available to be issued relate to plans that allow for accelerated vesting of awards for holders who retire and have met all retirement eligibility requirements or in connection with certain other events. Until vested, certain of these awards are subject to forfeiture under specified circumstances.

The following table provides a summary of the equity-based compensation plans:

	December 31, 2016
Shares available for future grants (in thousands)	16,627

Vesting period, awards granted prior to 2010	5.0	yrs
Vesting period, awards granted after 2009 (minimum years)	1.0
Vesting period, awards granted after 2009 (maximum years)	5.0
Option term	10.0

The fair value of RSUs is based on the common stock price on the grant date less the present value of expected dividends that will be foregone during the vesting period. The fair value of options is measured on the grant date using the Black-Scholes option-pricing model. Substantially all awards are granted in February of each year. Grants to non-executive employees primarily consist of RSUs.

A summary of selected data related to equity-based compensation costs follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Equity-based compensation expense	$115	$106	$102
Income tax benefit from equity-based compensation expense	43	40	39
Intrinsic value of options exercised and RSUs that vested during the year	159	170	280
Grant date fair value of equity-based awards that vested during the year	98	115	113

		December 31,
		2016	2015
		(Dollars in millions)
Unrecognized compensation cost related to equity-based awards		$109	$103
Weighted-average life over which compensation cost is expected to be recognized (years)		2.3	2.2

The following tables present the activity during 2016 related to equity-based compensation awards:

	Options	Wtd. Avg. Exercise Price Per Share	Aggregate Intrinsic Value	Wtd. Avg. Remaining Contractual Life
	(Dollars in millions, except per share data, shares in thousands)
Outstanding at January 1, 2016	20,577	$34.89
Replacement awards granted in connection with acquisitions	566	36.12
Granted	610	32.10
Exercised	(7,101)	34.87
Forfeited or expired	(2,856)	40.64
Outstanding at December 31, 2016	11,796	33.42	$166	3.47	yrs
Exercisable at December 31, 2016	11,023	33.36	156	3.11
Exercisable and expected to vest at December 31, 2016	11,755	33.42	166	3.46

	Restricted Shares/Units	Wtd. Avg. Grant Date Fair Value
	(Shares in thousands)
Nonvested at January 1, 2016	11,824	$29.81
Granted	5,235	27.49
Vested	(3,150)	27.76
Forfeited	(393)	29.74
Nonvested at December 31, 2016	13,516	29.39
Expected to vest at December 31, 2016	12,384	29.39

Share Repurchase Activity

During 2016, the Company repurchased $320 million shares of common stock, which represented 8.4 million shares, through open market purchases. In addition, the Company commenced a $200 million accelerated share repurchase program, which resulted in the retirement of 3.4 million shares during the fourth quarter of 2016 and concluded in January 2017 with approximately 910,000 additional shares being retired. The conclusion of the program in January does not impact shareholders' equity as the full cost was recognized in the fourth quarter. These repurchases were made pursuant to the 2015 Repurchase Plan, and the repurchased shares revert to the status of authorized and unissued shares upon repurchase. At December 31, 2016, BB&T had remaining authorization to repurchase up to 38.2 million shares of common stock under the 2015 Repurchase Plan. No shares of common stock were repurchased pursuant to repurchase plans during 2015 or 2014.

NOTE 11. AOCI

Year Ended December 31, 2016	Unrecognized Net Pension and Postretirement Costs	Unrealized Net Gains (Losses) on Cash Flow Hedges	Unrealized Net Gains (Losses) on AFS Securities	FDIC's Share of Unrealized (Gains) Losses on AFS Securities	Other, net	Total
	(Dollars in millions)
AOCI balance, January 1, 2016	$(723)	$(83)	$(34)	$(169)	$(19)	$(1,028)
OCI before reclassifications, net of tax	(91)	(16)	(201)	148	1	(159)
Amounts reclassified from AOCI:
Personnel expense	80	—	—	—	—	80
Interest income	—	—	7	—	1	8
Interest expense	—	11	—	—	—	11
FDIC loss share income, net	—	—	—	33	—	33
Securities (gains) losses, net	—	—	(46)	—	—	(46)
Total before income taxes	80	11	(39)	33	1	86
Less: Income taxes	30	4	(15)	12	—	31
Net of income taxes	50	7	(24)	21	1	55
Net change in AOCI	(41)	(9)	(225)	169	2	(104)
AOCI balance, December 31, 2016	$(764)	$(92)	$(259)	$—	$(17)	$(1,132)

Year Ended December 31, 2015	Unrecognized Net Pension and Postretirement Costs	Unrealized Net Gains (Losses) on Cash Flow Hedges	Unrealized Net Gains (Losses) on AFS Securities	FDIC's Share of Unrealized (Gains) Losses on AFS Securities	Other, net	Total
	(Dollars in millions)
AOCI balance, January 1, 2015	$(626)	$(54)	$152	$(207)	$(16)	$(751)
OCI before reclassifications, net of tax	(139)	(81)	(206)	19	(9)	(416)
Amounts reclassified from AOCI:
Personnel expense	67	—	—	—	—	67
Interest income	—	—	29	—	9	38
Interest expense	—	83	—	—	—	83
FDIC loss share income, net	—	—	—	31	—	31
Securities (gains) losses, net	—	—	3	—	—	3
Total before income taxes	67	83	32	31	9	222
Less: Income taxes	25	31	12	12	3	83
Net of income taxes	42	52	20	19	6	139
Net change in AOCI	(97)	(29)	(186)	38	(3)	(277)
AOCI balance, December 31, 2015	$(723)	$(83)	$(34)	$(169)	$(19)	$(1,028)

Year Ended December 31, 2014	Unrecognized Net Pension and Postretirement Costs	Unrealized Net Gains (Losses) on Cash Flow Hedges	Unrealized Net Gains (Losses) on AFS Securities	FDIC's Share of Unrealized (Gains) Losses on AFS Securities	Other, net	Total
	(Dollars in millions)
AOCI balance, January 1, 2014	$(303)	$2	$(42)	$(235)	$(15)	$(593)
OCI before reclassifications, net of tax	(334)	(107)	207	—	(5)	(239)
Amounts reclassified from AOCI:
Personnel expense	17	—	—	—	—	17
Interest income	—	—	(24)	—	6	(18)
Interest expense	—	82	—	—	—	82
FDIC loss share income, net	—	—	—	45	—	45
Securities (gains) losses, net	—	—	3	—	—	3
Total before income taxes	17	82	(21)	45	6	129
Less: Income taxes	6	31	(8)	17	2	48
Net of income taxes	11	51	(13)	28	4	81
Net change in AOCI	(323)	(56)	194	28	(1)	(158)
AOCI balance, December 31, 2014	$(626)	$(54)	$152	$(207)	$(16)	$(751)

NOTE 12. Income Taxes

The components of the income tax provision are as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Current expense:
Federal	$959	$585	$706
State	97	99	81
Total current expense	1,056	684	787
Deferred expense:
Federal	(14)	99	122
State	16	11	12
Total deferred expense	2	110	134
Provision for income taxes	$1,058	$794	$921

The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Federal income taxes at statutory rate of 35%	$1,225	$1,021	$1,094
Increase (decrease) in provision for income taxes as a result of:
State income taxes, net of federal tax benefit	73	72	61
Affordable housing projects proportional amortization	205	181	159
Affordable housing projects tax credits and other tax benefits	(279)	(249)	(221)
Tax exempt income	(151)	(129)	(125)
Adjustments for uncertain tax positions	(6)	(107)	(39)
Other, net	(9)	5	(8)
Provision for income taxes	$1,058	$794	$921
Effective income tax rate	30.2%	27.2%	29.5%

The tax effects of temporary differences that gave rise to deferred tax assets and liabilities are reflected in the table below:

	December 31,
	2016	2015
	(Dollars in millions)
Deferred tax assets:
ALLL	$564	$553
Postretirement plans	451	431
Net unrealized loss on AFS securities	155	124
Equity-based compensation	124	129
Reserves and expense accruals	238	255
Investments in qualified affordable housing projects	116	110
Other	317	292
Total deferred tax assets	1,965	1,894

Deferred tax liabilities:
Prepaid pension plan expense	558	509
MSRs	358	331
Lease financing	587	663
Loan fees and expenses	103	70
Identifiable intangible assets	224	207
Other	45	169
Total deferred tax liabilities	1,875	1,949
Net deferred tax asset (liability)	$90	$(55)

On a periodic basis, BB&T evaluates its income tax positions based on tax laws and regulations and financial reporting considerations, and records adjustments as appropriate. This evaluation takes into consideration the status of current taxing authorities’ examinations of BB&T’s tax returns, recent positions taken by the taxing authorities on similar transactions and the overall tax environment in relation to tax-advantaged transactions. The following table presents changes in unrecognized tax benefits:

	As of/ For the Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Beginning balance of unrecognized tax benefits	$426	$503	$644
Additions based on tax positions related to current year	—	—	1
Additions (reductions) for tax positions of prior years	(5)	(76)	(34)
Settlements	(420)	(1)	(17)
Lapse of statute of limitations	—	(1)	—
Unrecognized deferred tax benefits from acquisitions	—	1	(91)
Ending balance of unrecognized tax benefits	$1	$426	$503

Unrecognized tax benefits that would have impacted effective rate if recognized
Federal	$—	$422	$497
State	1	3	4

During 2010, BB&T received an IRS statutory notice of deficiency for tax years 2002-2007 related to the disallowance of foreign tax credits and other deductions claimed by a subsidiary in connection with a financing transaction. BB&T paid the disputed tax, penalties and interest during 2010 and filed a lawsuit seeking a refund in the U.S. Court of Federal Claims, which denied the claim. BB&T appealed the decision to the U.S. Court of Appeals for the Federal Circuit. During 2015, the appeals court overturned a portion of the earlier ruling, resulting in the recognition of a $107 million income tax benefit during 2015. The remainder of the decision was affirmed. BB&T filed a petition requesting the case be heard by the U.S. Supreme Court. During 2016, the U.S. Supreme Court declined to hear the case, which preserves the earlier ruling and effectively concluded this matter.

The Company had immaterial amounts accrued for tax-related interest and penalties at December 31, 2016 and $181 million at December 31, 2015. The amount of net interest and penalties related to unrecognized tax benefits recognized in the Consolidated Statements of Income was a benefit of $29 million for 2015.

The IRS has completed its Federal income tax examinations of BB&T through 2013. Various years remain subject to examination by state taxing authorities.

NOTE 13. Benefit Plans

Defined Benefit Retirement Plans

BB&T provides defined benefit retirement plans qualified under the IRC that covers most employees. Benefits are based on years of service, age at retirement and the employee's compensation during the five highest consecutive years of earnings within the last ten years of employment.

In addition, supplemental retirement benefits are provided to certain key officers under supplemental defined benefit executive retirement plans, which are not qualified under the IRC. Although technically unfunded plans, Rabbi Trusts and insurance policies on the lives of certain of the covered employees are available to finance future benefits.

The following actuarial assumptions were used to determine net periodic pension costs for the qualified pension plans:

	December 31,
	2016	2015	2014
Weighted average assumed discount rate	4.68%	4.27%	5.10%
Weighted average expected long-term rate of return on plan assets	7.00	7.50	7.75
Assumed long-term rate of annual compensation increases	4.50	4.50	5.00

The weighted average expected long-term rate of return on plan assets represents the average rate of return expected to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, BB&T considers long-term compound annualized returns of historical market data for each asset category, as well as historical actual returns on the plan assets. Using this reference information, the Company develops forward-looking return expectations for each asset category and a weighted average expected long-term rate of return for the plan based on target asset allocations contained in BB&T's Investment Policy Statement. For 2017, the expected rate of return on plan assets is 7.0%.

Financial data relative to qualified and nonqualified defined benefit pension plans is summarized in the following tables for the years indicated. On the Consolidated Balance Sheets, the qualified pension plan prepaid asset is recorded as a component of other assets and the nonqualified pension plans accrued liability is recorded as a component of other liabilities. The data is calculated using an actuarial measurement date of December 31.

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Net Periodic Pension Cost:
Service cost	$186	$176	$138
Interest cost	181	157	140
Estimated return on plan assets	(326)	(327)	(296)
Net amortization and other	80	67	17
Net periodic benefit cost	121	73	(1)

Pre-Tax Amounts Recognized in OCI:
Net actuarial loss (gain)	138	230	532
Net amortization	(80)	(67)	(17)
Net amount recognized in OCI	58	163	515
Total net periodic pension costs (income) recognized in total comprehensive income, pre-tax	$179	$236	$514

The following actuarial assumptions were used to determine benefit obligations:

	December 31,
	2016	2015
Weighted average assumed discount rate	4.43%	4.68%
Assumed rate of annual compensation increases	4.50	4.50

	Qualified Plans		Nonqualified Plans
	Year Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Projected benefit obligation, beginning of year	$3,473	$3,227	$392	$367
Service cost	174	164	12	12
Interest cost	163	141	18	16
Actuarial (gain) loss	152	(164)	15	(3)
Benefits paid	(94)	(80)	(11)	(15)
Acquisitions	71	185	—	15
Projected benefit obligation, end of year	$3,939	$3,473	$426	$392
Accumulated benefit obligation, end of year	$3,403	$2,997	$363	$309

	Qualified Plans		Nonqualified Plans
	Year Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Fair value of plan assets, beginning of year	$4,369	$4,223	$—	$—
Actual return on plan assets	356	(70)	—	—
Employer contributions	360	126	11	15
Benefits paid	(94)	(80)	(11)	(15)
Acquisitions	53	170	—	—
Fair value of plan assets, end of year	$5,044	$4,369	$—	$—
Funded status at end of year	$1,105	$896	$(426)	$(392)

The following are the pre-tax amounts recognized in AOCI:

	Qualified Plans		Nonqualified Plans
	Year Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Prior service credit (cost)	$—	$—	$(1)	$(2)
Net actuarial loss	(1,095)	(1,040)	(135)	(131)
Net amount recognized	$(1,095)	$(1,040)	$(136)	$(133)

The following table presents the amount expected to be amortized from AOCI into net periodic pension cost during 2017:

	Qualified Plans	Nonqualified Plans
	(Dollars in millions)
Net actuarial loss	$(66)	$(12)
Net amount expected to be amortized in 2017	$(66)	$(12)

BB&T makes contributions to the qualified pension plan in amounts between the minimum required for funding and the maximum amount deductible for federal income tax purposes. BB&T made discretionary contributions of $260 million during the first quarter of 2017. Management may make additional contributions in 2017. For the nonqualified plans, the employer contributions are based on benefit payments.

The following table reflects the estimated benefit payments for the periods presented:

	Qualified Plans	Nonqualified Plans
	(Dollars in millions)
2017	$104	$15
2018	115	16
2019	125	17
2020	137	18
2021	149	20
2022-2026	949	119

BB&T's primary total return objective is to achieve returns that, over the long term, will fund retirement liabilities and provide for the desired plan benefits in a manner that satisfies the fiduciary requirements of the Employee Retirement Income Security Act of 1974. The plan assets have a long-term time horizon that runs concurrent with the average life expectancy of the participants. As such, the Plan can assume a time horizon that extends well beyond a full market cycle, and can assume an above-average level of risk, as measured by the standard deviation of annual return. It is expected, however, that both professional investment management and sufficient portfolio diversification will smooth volatility and help to generate a reasonable consistency of return. The investments are broadly diversified among economic sector, industry, quality and size in order to reduce risk and to produce incremental return. Within approved guidelines and restrictions, investment managers have wide discretion over the timing and selection of individual investments.

BB&T periodically reviews its asset allocation and investment policy and makes changes to its target asset allocation. BB&T has established guidelines within each asset category to ensure the appropriate balance of risk and reward. For the year ended December 31, 2016, the target asset allocations for the plan assets included a range of 30% to 50% for U.S. equity securities, 11% to 18% for international equity securities, 35% to 53% for fixed income securities, and 0% to 14% for alternative investments, which include real estate, hedge funds and private equities. The plan may hold up to 10% of its assets in BB&T common stock.

The fair values of certain pension plan assets by asset category are reflected in the following table.

	December 31, 2016			December 31, 2015
	Total	Level 1	Level 2	Total	Level 1	Level 2
	(Dollars in millions)
Cash and cash-equivalents	$179	$179	$—	$266	$266	$—
U.S. equity securities	1,892	1,018	874	1,627	1,627	—
International equity securities	839	165	674	712	614	98
Fixed income securities	1,914	10	1,904	1,631	10	1,621
Total	$4,824	$1,372	$3,452	$4,236	$2,517	$1,719

Investments measured at fair value using the net asset value per share or equivalent as a practical expedient are not required to be classified in the fair value hierarchy. The pension plan held alternative investments valued using net asset values totaling $199 million and $115 million at December 31, 2016 and 2015, respectively.

U.S. equity securities included 3.0 million shares of BB&T common stock valued at $113 million at December 31, 2015. International equity securities include a common/commingled fund that consists of assets from several accounts, pooled together, to reduce management and administration costs. Total plan assets exclude accrued income of $21 million and $18 million at December 31, 2016 and 2015, respectively.

Defined Contribution Plans

BB&T offers a 401(k) Savings Plan and other defined contribution plans that permit employees to contribute from 1% to 50% of their cash compensation. For full-time employees who are 21 years of age or older with one year or more of service, BB&T makes matching contributions of up to 6% of the employee's compensation. BB&T's contribution expense for the 401(k) Savings Plan and nonqualified defined contribution plans totaled $129 million, $114 million and $103 million for the years ended December 31, 2016, 2015 and 2014, respectively. Certain employees of subsidiaries participate in the 401(k) Savings Plan with different matching formulas.

Other Benefits

There are various other employment contracts, deferred compensation arrangements and covenants not to compete with selected members of management and certain retirees. These plans and their obligations are not material to the financial statements.

NOTE 14. Commitments and Contingencies

BB&T utilizes a variety of financial instruments to meet the financing needs of clients and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit and financial guarantees and derivatives. BB&T also has commitments to fund certain affordable housing investments and contingent liabilities related to certain sold loans.

Commitments to extend, originate or purchase credit are primarily lines of credit to businesses and consumers and have specified rates and maturity dates. Many of these commitments also have adverse change clauses, which allow BB&T to cancel the commitment due to deterioration in the borrowers’ creditworthiness.

	December 31,
	2016	2015
	(Dollars in millions)
Letters of credit	$2,786	$3,033
Carrying amount of the liability for letters of credit	27	27

Investments in affordable housing and historic building rehabilitation projects:
Carrying amount	1,719	1,629
Amount of future funding commitments included in carrying amount	738	654
Lending exposure	495	292
Tax credits subject to recapture	413	355

Private equity investments	362	289
Future funding commitments to private equity investments	197	231

Letters of credit and financial guarantees written are unconditional commitments issued by BB&T to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements, including commercial paper issuance, bond financing and similar transactions, the majority of which are to tax exempt entities. The credit risk involved in the issuance of these guarantees is essentially the same as that involved in extending loans to clients and as such, the instruments are collateralized when necessary.

BB&T invests in certain affordable housing and historic building rehabilitation projects throughout its market area as a means of supporting local communities. BB&T receives tax credits related to these investments. BB&T typically acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships. BB&T typically provides financing during the construction and development of the properties; however, permanent financing is generally obtained from independent third parties upon completion of a project. Tax credits are subject to recapture by taxing authorities based on compliance features required to be met at the project level. BB&T’s maximum potential exposure to losses relative to investments in VIEs is generally limited to the sum of the outstanding balance, future funding commitments and any related loans to the entity. Loans to these entities are underwritten in substantially the same manner as are other loans and are generally secured.

BB&T has investments in and future funding commitments to certain private equity investments. The majority of these investments are private equity funds that are consolidated into BB&T's financial statements. The risk exposure relating to such commitments is generally limited to the amount of investments and future funding commitments made.

BB&T has sold certain mortgage-related loans that contain recourse provisions. These provisions generally require BB&T to reimburse the investor for a share of any loss that is incurred after the disposal of the property. BB&T also issues standard representations and warranties related to mortgage loan sales to GSEs. Refer to the "Loan Servicing" note in the "Notes to Consolidated Financial Statements" for additional disclosures related to these exposures.

In the ordinary course of business, BB&T indemnifies its officers and directors to the fullest extent permitted by law against liabilities arising from pending litigation. BB&T also issues standard representations and warranties in underwriting agreements, merger and acquisition agreements, loan sales, brokerage activities and other similar arrangements. Counterparties in many of these indemnification arrangements provide similar indemnifications to BB&T. Although these agreements often do not specify limitations, BB&T does not believe that any payments related to these guarantees would materially change the financial position or results of operations of BB&T.

Legal Proceedings

The nature of BB&T’s business ordinarily results in a certain amount of claims, litigation, investigations and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. BB&T believes it has meritorious defenses to the claims asserted against it in its currently outstanding legal proceedings and, with respect to such legal proceedings, intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment as to what is in the best interests of BB&T and its shareholders.

On a regular basis, liabilities and contingencies in connection with outstanding legal proceedings are assessed utilizing the latest information available. For those matters where it is probable that BB&T will incur a loss and the amount of the loss can be reasonably estimated, a liability is recorded in the consolidated financial statements. These legal reserves may be increased or decreased to reflect any relevant developments on at least a quarterly basis. For other matters, where a loss is not probable or the amount of the loss is not estimable, legal reserves are not accrued. While the outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel and available insurance coverage, management believes that the established legal reserves are adequate and the liabilities arising from legal proceedings will not have a material adverse effect on the consolidated financial position, consolidated results of operations or consolidated cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the consolidated financial position, consolidated results of operations or consolidated cash flows of BB&T.

Pledged Assets

Certain assets were pledged to secure municipal deposits, securities sold under agreements to repurchase, borrowings and borrowing capacity, subject to any applicable asset discount, at the FHLB and FRB as well as for other purposes as required or permitted by law. The following table provides the total carrying amount of pledged assets by asset type, of which the majority are pursuant to agreements that do not permit the other party to sell or repledge the collateral. Assets related to employee benefit plans have been excluded from the following table.

	December 31,
	2016	2015
	(Dollars in millions)
Pledged securities	$15,549	$14,063
Pledged loans	75,015	69,070

NOTE 15. Regulatory Requirements and Other Restrictions

Branch Bank is required by the FRB to maintain reserve balances in the form of vault cash or deposits with the FRB based on specified percentages of certain deposit types, subject to various adjustments. At December 31, 2016, the net reserve requirement amounted to $124 million.

Branch Bank is subject to laws and regulations that limit the amount of dividends it can pay. In addition, both BB&T and Branch Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums, and to remain "well-capitalized" under the prompt corrective action regulations. BB&T does not expect that any of these laws, regulations or policies will materially affect the ability of Branch Bank to pay dividends.

BB&T is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated pursuant to regulatory directives. BB&T’s capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors. BB&T is in full compliance with these requirements. Banking regulations also identify five capital categories for IDIs: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. At December 31, 2016 and 2015, BB&T and Branch Bank were classified as "well-capitalized," and management believes that no events or changes have occurred subsequent to year end that would change this designation.

Quantitative measures established by regulation to ensure capital adequacy require BB&T to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average tangible assets (leverage ratio).

Risk-based capital ratios, which include CET1, Tier 1 Capital and Total Capital, are calculated based on regulatory guidance related to the measurement of capital and risk-weighted assets.

	December 31, 2016				December 31, 2015
	Actual Capital		Capital Requirements		Actual Capital		Capital Requirements
	Ratio	Amount	Minimum	Well-Capitalized	Ratio	Amount	Minimum	Well-Capitalized
	(Dollars in millions)
CET1 Capital:
BB&T	10.2%	$18,050	$7,926	$11,449	10.3%	$17,081	$7,497	$10,830
Branch Bank	11.5	19,839	7,730	11,166	11.3	18,382	7,319	10,572
Tier 1 Capital:
BB&T	12.0	21,102	10,568	14,091	11.8	19,682	9,997	13,329
Branch Bank	11.5	19,839	10,307	13,743	11.3	18,382	9,759	13,012
Total Capital:
BB&T	14.1	24,872	14,091	17,614	14.3	23,753	13,329	16,661
Branch Bank	13.6	23,289	13,743	17,179	13.4	21,859	13,012	16,265
Leverage Capital:
BB&T	10.0	21,102	8,460	10,576	9.8	19,682	8,062	10,077
Branch Bank	9.6	19,839	8,249	10,311	9.3	18,382	7,866	9,833

As an approved seller/servicer, Branch Bank is required to maintain minimum levels of capital, as specified by various agencies, including the U.S. Department of Housing and Urban Development, GNMA, FHLMC and FNMA. At December 31, 2016 and 2015, Branch Bank’s capital was above all required levels.

NOTE 16. Parent Company Financial Statements

	December 31,
Parent Company - Condensed Balance Sheets	2016	2015
	(Dollars in millions)
Assets:
Cash and due from banks	$21	$109
Interest-bearing deposits with banks	7,094	7,383
AFS securities at fair value	134	124
HTM securities at amortized cost	1	3
Investment in banking subsidiaries	28,444	25,823
Investment in other subsidiaries	1,279	1,101
Advances to / receivables from banking subsidiaries	850	—
Advances to / receivables from other subsidiaries	2,981	3,086
Other assets	131	211
Total assets	$40,935	$37,840

Liabilities and Shareholders' Equity:
Short-term borrowed funds	$46	$105
Long-term debt	10,836	10,274
Accounts payable and other liabilities	127	121
Total liabilities	11,009	10,500
Total shareholders' equity	29,926	27,340
Total liabilities and shareholders' equity	$40,935	$37,840

	Year Ended December 31,
Parent Company - Condensed Income and Comprehensive Income Statements	2016	2015	2014
	(Dollars in millions)
Income:
Dividends from banking subsidiaries	$1,350	$1,600	$1,636
Dividends from other subsidiaries	6	411	71
Interest and other income from subsidiaries	73	64	67
Other income	3	3	7
Total income	1,432	2,078	1,781
Expenses:
Interest expense	160	165	148
Other expenses	56	103	55
Total expenses	216	268	203

Income before income taxes and equity in undistributed earnings of subsidiaries	1,216	1,810	1,578
Income tax benefit	38	40	43
Income before equity in undistributed earnings of subsidiaries	1,254	1,850	1,621
Equity in undistributed earnings of subsidiaries in excess of dividends from subsidiaries	1,188	273	585
Net income	2,442	2,123	2,206

Total OCI	(104)	(277)	(158)
Total comprehensive income	$2,338	$1,846	$2,048

	Year Ended December 31,
Parent Company - Statements of Cash Flows	2016	2015	2014
	(Dollars in millions)
Cash Flows From Operating Activities:
Net income	$2,442	$2,123	$2,206
Adjustments to reconcile net income to net cash from operating activities:
Equity in earnings of subsidiaries in excess of dividends from subsidiaries	(1,188)	(273)	(585)
Net change in operating assets and liabilities:
Other assets	41	88	27
Accounts payable and other liabilities	(42)	(14)	40
Other, net	(88)	32	(86)
Net cash from operating activities	1,165	1,956	1,602

Cash Flows From Investing Activities:
Proceeds from sales, calls and maturities of AFS securities	27	49	25
Purchases of AFS securities	(31)	(21)	(124)
Proceeds from maturities, calls and paydowns of HTM securities	2	27	16
Investment in subsidiaries	(85)	—	(1)
Advances to subsidiaries	(7,719)	(7,461)	(7,145)
Proceeds from repayment of advances to subsidiaries	6,975	6,848	7,060
Net cash from acquisitions and divestitures	(254)	(595)	—
Net cash from investing activities	(1,085)	(1,153)	(169)

Cash Flows From Financing Activities:
Net change in short-term borrowings	—	(40)	(34)
Net change in long-term debt	476	(92)	1,085
Net cash from common stock transactions	(293)	73	298
Net proceeds from preferred stock issued	450	—	—
Cash dividends paid on common and preferred stock	(1,092)	(937)	(814)
Other, net	2	(6)	(4)
Net cash from financing activities	(457)	(1,002)	531
Net Change in Cash and Cash Equivalents	(377)	(199)	1,964
Cash and Cash Equivalents at Beginning of Period	7,492	7,691	5,727
Cash and Cash Equivalents at End of Period	$7,115	$7,492	$7,691

The transfer of funds in the form of dividends, loans or advances from bank subsidiaries to the Parent Company is restricted. Federal law requires loans to the Parent Company or its affiliates to be secured and at market terms and generally limits loans to the Parent Company or an individual affiliate to 10% of Branch Bank’s unimpaired capital and surplus. In the aggregate, loans to the Parent Company and all affiliates cannot exceed 20% of the bank’s unimpaired capital and surplus.

Dividend payments to the Parent Company by Branch Bank are subject to regulatory review and statutory limitations and, in some instances, regulatory approval. In general, dividends from Branch Bank to the Parent Company are limited by rules which compare dividends to net income for regulatory-defined periods. Furthermore, dividends are restricted by regulatory minimum capital constraints.

NOTE 17. Fair Value Disclosures

Accounting standards define fair value as the exchange price that would be received on the measurement date to sell an asset or the price paid to transfer a liability in the principal or most advantageous market available to the entity in an orderly transaction between market participants, with a three level valuation input hierarchy.

The following tables present fair value information for assets and liabilities measured at fair value on a recurring basis.

December 31, 2016	Total	Level 1	Level 2	Level 3
	(Dollars in millions)
Assets:
Trading securities	$748	$324	$424	$—
AFS securities:
U.S. Treasury	2,587	—	2,587	—
GSE	180	—	180	—
Agency MBS	21,264	—	21,264	—
States and political subdivisions	2,205	—	2,205	—
Non-agency MBS	679	—	172	507
Other	11	8	3	—
LHFS	1,716	—	1,716	—
MSRs	1,052	—	—	1,052
Derivative assets:
Interest rate contracts	814	—	807	7
Foreign exchange contracts	8	—	8	—
Private equity investments	362	—	—	362
Total assets	$31,626	$332	$29,366	$1,928

Liabilities:
Derivative liabilities:
Interest rate contracts	$998	$—	$978	$20
Foreign exchange contracts	5	—	5	—
Securities sold short	137	—	137	—
Total liabilities	$1,140	$—	$1,120	$20

December 31, 2015	Total	Level 1	Level 2	Level 3
	(Dollars in millions)
Assets:
Trading securities	$1,180	$311	$869	$—
AFS securities:
U.S. Treasury	1,832	—	1,832	—
GSE	51	—	51	—
Agency MBS	20,046	—	20,046	—
States and political subdivisions	2,375	—	2,375	—
Non-agency MBS	989	—	363	626
Other	4	4	—	—
LHFS	1,035	—	1,035	—
MSRs	880	—	—	880
Derivative assets:
Interest rate contracts	964	—	956	8
Foreign exchange contracts	6	—	6	—
Private equity investments	289	—	—	289
Total assets	$29,651	$315	$27,533	$1,803

Liabilities:
Derivative liabilities:
Interest rate contracts	$788	$—	$784	$4
Foreign exchange contracts	4	—	4	—
Securities sold short	147	—	147	—
Total liabilities	$939	$—	$935	$4

The following discussion focuses on the valuation techniques and significant inputs for Level 2 and Level 3 assets and liabilities.

A third-party pricing service is generally utilized in determining the fair value of the securities portfolio. Management independently evaluates the fair values provided by the pricing service through comparisons to other external pricing sources, review of additional information provided by the pricing service and other third party sources for selected securities and back-testing to compare the price realized on any security sales to the daily pricing information received from the pricing service. Fair value measurements are derived from market-based pricing matrices that were developed using observable inputs that include benchmark yields, benchmark securities, reported trades, offers, bids, issuer spreads and broker quotes. As described by security type below, additional inputs may be used, or some inputs may not be applicable. In the event that market observable data was not available, which would generally occur due to the lack of an active market for a given security, the valuation of the security would be subjective and may involve substantial judgment by management.

Trading securities: Trading securities include various types of debt and equity securities, primarily consisting of debt securities issued by the U.S. Treasury, GSEs, or states and political subdivisions. The valuation techniques used for these investments are more fully discussed below.

U.S. Treasury securities: Treasury securities are valued using quoted prices in active over the counter markets.

GSE securities and agency MBS: GSE pass-through securities are valued using market-based pricing matrices that reference observable inputs including benchmark TBA security pricing and yield curves that were estimated based on U.S. Treasury yields and certain floating rate indices. The pricing matrices for these securities may also give consideration to pool-specific data supplied directly by the GSE. GSE CMOs are valued using market-based pricing matrices that are based on observable inputs including offers, bids, reported trades, dealer quotes and market research reports, the characteristics of a specific tranche, market convention prepayment speeds and benchmark yield curves as described above.

States and political subdivisions: These securities are valued using market-based pricing matrices that reference observable inputs including MSRB reported trades, issuer spreads, material event notices and benchmark yield curves.

Non-agency MBS: Pricing matrices for these securities are based on observable inputs including offers, bids, reported trades, dealer quotes and market research reports, the characteristics of a specific tranche, market convention prepayment speeds and benchmark yield curves as described above. Non-agency MBS also include investments in Re-REMIC trusts that primarily hold non-agency MBS, which are valued based on broker pricing models that use baseline securities yields and tranche-level yield adjustments to discount cash flows modeled using market convention prepayment speed and default assumptions.

Other securities: These securities consist primarily of mutual funds and corporate bonds. These securities are valued based on a review of quoted market prices for assets as well as through the various other inputs discussed previously.

LHFS: Certain mortgage loans are originated to be sold to investors, which are carried at fair value. The fair value is primarily based on quoted market prices for securities backed by similar types of loans. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and changes in the fair value of servicing associated with the mortgage LHFS.

MSRs: Residential MSRs are valued using an OAS valuation model to project cash flows over multiple interest rate scenarios, which are then discounted at risk-adjusted rates. The model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. Fair value estimates and assumptions are compared to industry surveys, recent market activity, actual portfolio experience and, when available, other observable market data. Commercial MSRs are valued using a cash flow valuation model that calculates the present value of estimated future net servicing cash flows. BB&T considers actual and expected loan prepayment rates, discount rates, servicing costs and other economic factors that are determined based on current market conditions.

Derivative assets and liabilities: The fair values of derivatives are determined based on quoted market prices and internal pricing models that use market observable data. The fair values of interest rate lock commitments, which are related to mortgage loan commitments and are categorized as Level 3, are based on quoted market prices adjusted for commitments that are not expected to fund and include the value attributable to the net servicing fees.

Private equity investments: Private equity investments are measured at fair value based on the investment’s net asset value. In many cases there are no observable market values for these investments and therefore management must estimate the fair value based on a comparison of the operating performance of the company to multiples in the marketplace for similar entities. This analysis requires significant judgment, and actual values in a sale could differ materially from those estimated.

Securities sold short: Securities sold short represent debt securities sold short that are entered into as a hedging strategy for the purposes of supporting institutional and retail client trading activities.

The following tables summarize activity for Level 3 assets and liabilities:

Year Ended December 31, 2016	Non-agency MBS	MSRs	Net Derivatives	Private Equity Investments
	(Dollars in millions)
Balance at January 1, 2016	$626	$880	$4	$289
Total realized and unrealized gains (losses):
Included in earnings:
Interest income	25	—	—	—
Mortgage banking income	—	63	97	—
Other noninterest income	—	—	—	20
Included in unrealized net holding gains (losses) in OCI	(45)	—	—	—
Purchases	—	—	—	106
Issuances	—	146	82	—
Sales	—	—	—	(38)
Settlements	(99)	(160)	(196)	(15)
Adoption of fair value option for commercial MSRs	—	123	—	—
Balance at December 31, 2016	$507	$1,052	$(13)	$362

Change in unrealized gains (losses) included in earnings for the period, attributable to assets and liabilities still held at December 31, 2016	$25	$63	$(13)	$7

Year Ended December 31, 2015	Non-agency MBS	MSRs	Net Derivatives	Private Equity Investments
	(Dollars in millions)
Balance at January 1, 2015	$745	$844	$17	$329
Total realized and unrealized gains (losses):
Included in earnings:
Interest income	23	—	—	—
Mortgage banking income	—	10	87	—
Other noninterest income	—	—	(6)	49
Included in unrealized net holding gains (losses) in OCI	(45)	—	—	—
Purchases	—	—	1	81
Issuances	—	156	74	—
Sales	—	—	—	(154)
Settlements	(97)	(130)	(169)	(16)
Balance at December 31, 2015	$626	$880	$4	$289

Change in unrealized gains (losses) included in earnings for the period, attributable to assets and liabilities still held at December 31, 2015	$23	$10	$4	$(2)

Year Ended December 31, 2014	Non-agency MBS	MSRs	Net Derivatives	Private Equity Investments
	(Dollars in millions)
Balance at January 1, 2014	$861	$1,047	$(11)	$291
Total realized and unrealized gains (losses):
Included in earnings:
Interest income	33	—	—	—
Mortgage banking income	—	(221)	94	—
Other noninterest income	—	—	(2)	27
Included in unrealized holding gains (losses) in OCI	(38)	—	—	—
Purchases	—	—	—	67
Issuances	—	141	75	—
Sales	—	—	—	(50)
Settlements	(111)	(123)	(139)	(7)
Transfers into Level 3	—	—	—	1
Balance at December 31, 2014	$745	$844	$17	$329

Change in unrealized gains (losses) included in earnings for the period, attributable to assets and liabilities still held at December 31, 2014	$33	$(221)	$17	$15

BB&T’s policy is to recognize transfers between levels as of the end of a reporting period. Transfers in and out of Level 3 are shown in the preceding tables. There were no transfers between Level 1 and Level 2 during 2016, 2015 or 2014.

The non-agency MBS categorized as Level 3 represent ownership interest in various tranches of Re-REMIC trusts. These securities are valued at a discount, which is unobservable in the market, to the fair value of the underlying securities owned by the trusts. The Re-REMIC tranches do not have an active market and therefore are categorized as Level 3. At December 31, 2016, the fair value of the Re-REMIC non-agency MBS represented a discount of 14.1% to the fair value of the underlying securities owned by the Re-REMIC trusts.

The majority of private equity investments are in SBIC qualified funds, which primarily focus on equity and subordinated debt investments in privately-held middle market companies. The majority of these VIE investments are not redeemable and distributions are received as the underlying assets of the funds liquidate. The timing of distributions, which are expected to occur on various dates through 2026, is uncertain and dependent on various events such as recapitalizations, refinance transactions and ownership changes, among others. Excluding the investment of future funds, BB&T estimates these investments have a weighted average remaining life of approximately two years; however, the timing and amount of distributions may vary significantly. As of December 31, 2016, restrictions on the ability to sell the investments include, but are not limited to, consent of a majority member or general partner approval for transfer of ownership. BB&T’s investments are spread over numerous privately-held middle market companies, and thus the sensitivity to a change in fair value for any single investment is limited. The significant unobservable inputs for these investments are EBITDA multiples that ranged from 5x to 13x, with a weighted average of 8x, at December 31, 2016.

The following table details the fair value and UPB of LHFS that were elected to be carried at fair value:

	December 31, 2016			December 31, 2015
	Fair Value	Aggregate UPB	Difference	Fair Value	Aggregate UPB	Difference
	(Dollars in millions)
LHFS reported at fair value	$1,716	$1,736	$(20)	$1,035	$1,023	$12

Excluding government guaranteed, LHFS that were in nonaccrual status or 90 days or more past due and still accruing interest were not material at December 31, 2016.

The following table provides information about certain financial assets measured at fair value on a nonrecurring basis, which are primarily collateral dependent and may be subject to liquidity adjustments. The carrying values represent end of period values, which approximate the fair value measurements that occurred on the various measurement dates throughout the period. The valuation adjustments represent the amounts recorded during the period regardless of whether the asset is still held at period end. These assets are considered to be Level 3 assets (excludes PCI).

	As Of / For the Year Ended
	December 31, 2016		December 31, 2015
	Carrying Value	Valuation Adjustments	Carrying Value	Valuation Adjustments
	(Dollars in millions)
Impaired loans	$278	$(89)	$149	$(30)
Foreclosed real estate	50	(221)	82	(190)

Refer to the "Acquisitions and Divestitures" note for fair value measurements related to acquisitions.

For financial instruments not recorded at fair value, estimates of fair value are based on relevant market data and information about the instrument. Values obtained relate to one trading unit without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various instruments.

An active market does not exist for certain financial instruments. Fair value estimates for these instruments are based on current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following assumptions were used to estimate the fair value of these financial instruments.

Cash and cash equivalents and restricted cash: For these short-term instruments, the carrying amounts are a reasonable estimate of fair values.

HTM securities: The fair values of HTM securities are based on a market approach using observable inputs such as benchmark yields and securities, TBA prices, reported trades, issuer spreads, current bids and offers, monthly payment information and collateral performance.

Loans receivable: The fair values for loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms and credit quality, which are deemed to be indicative of orderly transactions in the current market. For commercial loans and leases, discount rates may be adjusted to address additional credit risk on lower risk grade instruments. For residential mortgage and other consumer loans, internal prepayment risk models are used to adjust contractual cash flows. Loans are aggregated into pools of similar terms and credit quality and discounted using a LIBOR based rate. The carrying amounts of accrued interest approximate fair values.

FDIC loss share receivable and payable: The fair values of the receivable and payable were estimated using discounted cash flow analyses, applying a risk free interest rate that was adjusted for the uncertainty in the timing and amount of the cash flows. The expected cash flows to/from the FDIC related to loans were estimated using the same assumptions that were used in determining the accounting values for the related loans. The expected cash flows to/from the FDIC related to securities were based upon the fair value of the related securities and the payment that would be required if the securities were sold for that amount. The loss share agreements were not transferable and, accordingly, there was no market for the receivable or payable.

Deposit liabilities: The fair values for demand deposits are equal to the amount payable on demand. Fair values for CDs are estimated using a discounted cash flow calculation that applies current interest rates to aggregate expected maturities. BB&T has developed long-term relationships with its deposit customers, commonly referred to as CDIs, that have not been considered in the determination of the deposit liabilities’ fair value.

Short-term borrowings: The carrying amounts of short-term borrowings, excluding securities sold short, approximate their fair values.

Long-term debt: The fair values of long-term debt instruments are estimated based on quoted market prices for the instrument if available, or for similar instruments if not available, or by using discounted cash flow analyses, based on current incremental borrowing rates for similar types of instruments.

Contractual commitments: The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair values of guarantees and letters of credit are estimated based on the counterparties’ creditworthiness and average default rates for loan products with similar risks. These respective fair value measurements are categorized within Level 3 of the fair value hierarchy. Retail lending commitments are assigned no fair value as BB&T typically has the ability to cancel such commitments by providing notice to the borrower.

Financial assets and liabilities not recorded at fair value are summarized below:

December 31, 2016	Carrying Amount	Total Fair Value	Level 2	Level 3
	(Dollars in millions)
Financial assets:
HTM securities	$16,680	$16,546	$16,546	$—
Loans and leases HFI, net of ALLL	141,833	142,044	—	142,044

Financial liabilities:
Deposits	160,234	160,403	160,403	—
Long-term debt	21,965	22,423	22,423	—

December 31, 2015	Carrying Amount	Total Fair Value	Level 2	Level 3
	(Dollars in millions)
Financial assets:
HTM securities	$18,530	$18,519	$18,519	$—
Loans and leases HFI, net of ALLL	134,491	134,728	—	134,728
FDIC loss share receivable	285	11	—	11

Financial liabilities:
Deposits	149,124	149,300	149,300	—
FDIC loss share payable	685	676	—	676
Long-term debt	23,769	24,206	24,206	—

The following is a summary of selected information pertaining to off-balance sheet financial instruments:

	December 31, 2016		December 31, 2015
	Notional/Contract Amount	Fair Value	Notional/Contract Amount	Fair Value
	(Dollars in millions)
Commitments to extend, originate or purchase credit	$64,395	$250	$59,019	$253
Residential mortgage loans sold with recourse	578	7	702	8
Other loans sold with recourse	4,240	7	4,198	7
Letters of credit	2,786	27	3,033	27

NOTE 18. Derivative Financial Instruments

The following table presents the notional amount and estimated fair value of derivative instruments:

		December 31, 2016			December 31, 2015
		Notional Amount	Fair Value		Notional Amount	Fair Value
	Hedged Item or Transaction		Gain	Loss		Gain	Loss
		(Dollars in millions)
Cash flow hedges:
Interest rate contracts:
Pay fixed swaps	3 mo. LIBOR funding	$7,050	$—	$(187)	$9,300	$—	$(214)

Fair value hedges:
Interest rate contracts:
Receive fixed swaps	Long-term debt	12,099	202	(100)	13,092	329	(1)
Options	Long-term debt	2,790	—	(1)	—	—	—
Pay fixed swaps	Commercial loans	346	4	(2)	207	—	(2)
Pay fixed swaps	Municipal securities	231	—	(83)	244	—	(94)
Total		15,466	206	(186)	13,543	329	(97)

Not designated as hedges:
Client-related and other risk management:
Interest rate contracts:
Receive fixed swaps		9,989	235	(44)	8,827	337	(1)
Pay fixed swaps		10,263	43	(252)	8,984	1	(363)
Other swaps		1,086	2	(5)	1,005	3	(6)
Other		709	2	(2)	601	1	(2)
Forward commitments		5,972	29	(28)	4,403	5	(4)
Foreign exchange contracts		669	8	(5)	513	6	(4)
Total		28,688	319	(336)	24,333	353	(380)

Mortgage banking:
Interest rate contracts:
Interest rate lock commitments		2,219	7	(20)	1,828	8	(4)
When issued securities, forward rate agreements and forward commitments		3,657	51	(14)	2,725	9	(5)
Other		449	2	(1)	677	4	—
Total		6,325	60	(35)	5,230	21	(9)

MSRs:
Interest rate contracts:
Receive fixed swaps		5,034	18	(236)	2,343	79	(7)
Pay fixed swaps		3,768	56	(7)	2,329	4	(56)
Options		5,710	160	(8)	7,765	184	(24)
When issued securities, forward rate agreements and forward commitments		3,210	3	(8)	2,682	—	(5)
Total		17,722	237	(259)	15,119	267	(92)
Total derivatives not designated as hedges		52,735	616	(630)	44,682	641	(481)
Total derivatives		$75,251	822	(1,003)	$67,525	970	(792)

Gross amounts not offset in the Consolidated Balance Sheets:
Amounts subject to master netting arrangements not offset due to policy election			(443)	443		(391)	391
Cash collateral (received) posted			(119)	450		(283)	368
Net amount			$260	$(110)		$296	$(33)

The fair values of derivatives in a gain or loss position are presented on a gross basis in other assets or other liabilities, respectively, in the Consolidated Balance Sheets. Cash collateral posted for derivatives in a loss position is reported as restricted cash. Derivatives with dealer counterparties at both the bank and the parent company are governed by the terms of ISDA Master netting agreements and Credit Support Annexes. The ISDA Master agreements allow counterparties to offset trades in a gain against trades in a loss to determine net exposure and allows for the right of setoff in the event of either a default or an additional termination event. Credit Support Annexes govern the terms of daily collateral posting practices. Collateral practices mitigate the potential loss impact to affected parties by requiring liquid collateral to be posted on a scheduled basis to secure the aggregate net unsecured exposure. In addition to collateral, the right of setoff allows counterparties to offset net derivative values with a defaulting party against certain other contractual receivables from or obligations due to the defaulting party in determining the net termination amount.

No portion of the change in fair value of derivatives designated as hedges has been excluded from effectiveness testing. The ineffective portion was immaterial for all periods presented. The following table presents the effect of hedging derivative instruments on the consolidated statements of income:

	Effective Portion
	Pre-tax Gain (Loss) Recognized in OCI			Location of Amounts Reclassified from AOCI into Income	Pre-tax Gain (Loss) Reclassified from AOCI into Income
Year Ended December 31	2016	2015	2014		2016	2015	2014
	(Dollars in millions)
Cash Flow Hedges:
Interest rate contracts	$(24)	$(130)	$(172)	Total interest expense	$(11)	$(83)	$(82)

				Location of Amounts Recognized in Income	Pre-tax Gain (Loss) Recognized in Income
					2016	2015	2014
					(Dollars in millions)
Fair Value Hedges:
Interest rate contracts				Total interest income	$(18)	$(20)	$(22)
Interest rate contracts				Total interest expense	226	279	233
Total					$208	$259	$211

Not Designated as Hedges:
Client-related and other risk management:
Interest rate contracts				Other income	$52	$27	$18
Foreign exchange contracts				Other income	11	21	16
Mortgage Banking:
Interest rate contracts				Mortgage banking income	8	7	(16)
MSRs:
Interest rate contracts				Mortgage banking income	31	32	251
Total					$102	$87	$269

The following table provides a summary of derivative strategies and the related accounting treatment:

	Cash Flow Hedges	Fair Value Hedges	Derivatives Not Designated as Hedges

Risk exposure	Variability in cash flows of interest payments on floating rate business loans, overnight funding and various LIBOR funding instruments.	Losses in value on fixed rate long-term debt, CDs, FHLB advances, loans and state and political subdivision securities due to changes in interest rates.
Risk associated with an asset or liability, including mortgage banking operations and MSRs, or for client needs. Includes exposure to changes in market rates and conditions subsequent to the interest rate lock and funding date for mortgage loans originated for sale.

Risk management objective	Hedge the variability in the interest payments and receipts on future cash flows for forecasted transactions related to the first unhedged payments and receipts of variable interest.	Convert the fixed rate paid or received to a floating rate, primarily through the use of swaps.
For interest rate lock commitment derivatives and LHFS, use mortgage-based derivatives such as forward commitments and options to mitigate market risk. For MSRs, mitigate the income statement effect of changes in the fair value of the MSRs.

Treatment for portion that is highly effective	Recognized in AOCI until the related cash flows from the hedged item are recognized in earnings.	Recognized in current period income along with the corresponding changes in the fair value of the designated hedged item attributable to the risk being hedged.	Entire change in fair value recognized in current period income.

Treatment for portion that is ineffective	Recognized in current period income.	Recognized in current period income.	Not applicable

Treatment if hedge ceases to be highly effective or is terminated	Hedge is dedesignated. Effective changes in value that are recorded in AOCI before dedesignation are amortized to yield over the period the forecasted hedged transactions impact earnings.
If hedged item remains outstanding, termination proceeds are included in cash flows from financing activities and effective changes in value are reflected as part of the carrying value of the financial instrument and amortized to earnings over its estimated remaining life.
Not applicable

Treatment if transaction is no longer probable of occurring during forecast period or within a short period thereafter	Hedge accounting is ceased and any gain or loss in AOCI is reported in earnings immediately.	Not applicable	Not applicable

The following table presents information about BB&T's cash flow and fair value hedges:

	December 31,
	2016		2015
	(Dollars in millions)
Cash flow hedges:
Net unrecognized after-tax loss on active hedges recorded in AOCI	$(118)		$(134)
Net unrecognized after-tax gain on terminated hedges recorded in AOCI (to be recognized in earnings through 2022)	26		50
Estimated portion of net after-tax loss on active and terminated hedges to be reclassified from AOCI into earnings during the next 12 months	(4)		(7)
Maximum time period over which BB&T has hedged a portion of the variability in future cash flows for forecasted transactions excluding those transactions relating to the payment of variable interest on existing instruments	6	yrs	7	yrs
Fair value hedges:
Unrecognized pre-tax net gain on terminated hedges (to be recognized as interest primarily through 2019)	$169		$138
Portion of pre-tax net gain on terminated hedges to be recognized as a change in interest during the next 12 months	56		57

Derivatives Credit Risk – Dealer Counterparties

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable to the same counterparty. The risk of loss is addressed by subjecting dealer counterparties to credit reviews and approvals similar to those used in making loans or other extensions of credit and by requiring collateral. Dealer counterparties operate under agreements to provide cash and/or liquid collateral when unsecured loss positions exceed negotiated limits.

Derivative contracts with dealer counterparties settle on a monthly, quarterly or semiannual basis, with daily movement of collateral between counterparties required within established netting agreements. BB&T only transacts with dealer counterparties with strong credit standings.

Derivatives Credit Risk – Central Clearing Parties

Certain derivatives are cleared through central clearing parties that require initial margin collateral, as well as collateral for trades in a net loss position. Initial margin collateral requirements are established by central clearing parties on varying bases, with such amounts generally designed to offset the risk of non-payment. Initial margin is generally calculated by applying the maximum loss experienced in value over a specified time horizon to the portfolio of existing trades. The central clearing party used for TBA transactions does not post variation margin to the bank.

	December 31,
	2016	2015
	(Dollars in millions)
Dealer Counterparties:
Cash collateral received from dealer counterparties	$123	$283
Derivatives in a net gain position secured by that collateral	123	301
Unsecured positions in a net gain with dealer counterparties after collateral postings	4	18

Cash collateral posted to dealer counterparties	138	156
Derivatives in a net loss position secured by that collateral	144	161

Additional collateral that would have been posted had BB&T's credit ratings dropped below investment grade	8	6

Central Clearing Parties:
Cash collateral, including initial margin, posted to central clearing parties	313	223
Derivatives in a net loss position secured by that collateral	318	227
Securities pledged to central clearing parties	119	207

NOTE 19. Computation of EPS

Basic and diluted EPS calculations are presented in the following table:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions, except per share data, shares in thousands)
Net income available to common shareholders	$2,259	$1,936	$1,983

Weighted average number of common shares	804,680	748,010	718,140
Effect of dilutive outstanding equity-based awards	10,236	9,755	10,232
Weighted average number of diluted common shares	814,916	757,765	728,372

Basic EPS	$2.81	$2.59	$2.76

Diluted EPS	$2.77	$2.56	$2.72

Anti-dilutive awards	5,609	8,620	14,333

NOTE 20. Operating Segments

BB&T's operations are divided into six reportable business segments that have been identified based on BB&T’s organizational structure. The segments require unique technology and marketing strategies and offer different products and services through a number of distinctly branded BUs. In addition, there is an Other, Treasury and Corporate segment. While BB&T is managed as an integrated organization, individual executive managers are held accountable for the operations of these business segments.

Effective January 2017, several business activities were realigned within the segments. First, certain client relationships with $218 million of loans and $2.0 billion of deposits were no longer included in Financial Services and are only reported in Community Banking as the result of client re-segmentation. Second, the Mortgage Warehouse Lending and Domestic Factoring businesses within Specialized Lending were moved to Residential Mortgage Banking and Other, Treasury and Corporate, respectively, to align with changes in the internal management structure. Third, the International division was restructured with components integrated into Community Banking and Financial Services from Other, Treasury and Corporate also to align with changes in the internal management structure. The segment information presented herein reflects the impact of the realignment.

BB&T emphasizes revenue growth by focusing on client service, sales effectiveness and relationship management along with an organizational focus on referring clients between BUs. The business objective is to provide BB&T’s entire suite of products to our clients with the end goal of providing our clients the best financial experience in the marketplace. The segment results are presented based on internal management accounting policies that were designed to support these strategic objectives. Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting equivalent to GAAP. The performance of the segments is not comparable with BB&T’s consolidated results or with similar information presented by any other financial institution. Additionally, because of the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

The management accounting process uses various estimates and allocation methodologies to measure the performance of the operating segments. To determine financial performance for each segment, BB&T allocates capital, funding charges and credits, provisions for credit losses, certain noninterest expenses and income tax provisions to each segment, as applicable. To promote revenue growth, certain revenues are reflected in noninterest income in the individual segment results and also allocated to Community Banking and Financial Services. These allocated revenues are reflected in intersegment net referral fees and eliminated in Other, Treasury and Corporate. Additionally certain client groups of Community Banking have also been identified as clients of other BUs within the business segments. Periodically, existing clients within the Community Banking segment may be identified and assigned as wealth and private banking clients. At the time of identification, these clients’ loan and deposit balances are reported in the Financial Services segment from the time of assignment forward. The net interest income and associated net FTP associated with these customers’ loans and deposits is accounted for in Community Banking in the respective line categories of net interest income (expense) and net intersegment interest income (expense). Similarly, clients currently identified and assigned as wealth and private banking clients may be reassigned back to Community Banking and no longer reported in the Financial Services segment. For Commercial Finance, Dealer Floorplan and the Wealth Division, NIM and net intersegment interest income have been combined in the net intersegment interest income (expense) line with an appropriate offsetting amount to the Other, Treasury and Corporate line item to ensure consolidated totals reflect the Company’s total NIM for loans and deposits. Allocation methodologies are subject to periodic adjustment as the internal management accounting system is revised and business or product lines within the segments change. Also, because the development and application of these methodologies is a dynamic process, the financial results presented may be periodically revised.

BB&T utilizes an FTP system to eliminate the effect of interest rate risk from the segments’ net interest income because such risk is centrally managed within the Treasury function. The FTP system credits or charges the segments with the economic value or cost of the funds the segments create or use. The net FTP credit or charge, which includes intercompany interest income and expense, is reflected as net intersegment income (expense) in the accompanying tables.

The allocated provision for credit losses is also allocated to the relevant segments based on management’s assessment of the segments’ credit risks. The allocated provision is designed to achieve a high degree of correlation between the loan loss experience and the GAAP basis provision at the segment level, while at the same time providing management with a measure of operating performance that gives appropriate consideration to the risks inherent in each of the Company’s operating segments. Any over or under allocated provision for credit losses is reflected in Other, Treasury and Corporate to arrive at consolidated results.

BB&T allocates expenses to the reportable segments based on various methodologies, including volume and amount of loans and deposits and the number of full-time equivalent employees. Allocation systems are refined from time to time along with further identification of certain cost pools. These cost pools and refinements are implemented to provide for improved managerial reporting of cost to the appropriate business segments. A portion of corporate overhead expense is not allocated, but is retained in corporate accounts and reflected as Other, Treasury and Corporate in the accompanying tables. The majority of depreciation expense is recorded in support units and allocated to the segments as part of allocated corporate expense. Income taxes are allocated to the various segments based on taxable income and statutory rates applicable to the segment.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. Community Banking is primarily responsible for serving client relationships and, therefore, is credited with certain revenue from the Residential Mortgage Banking, Financial Services, Insurance Holdings, Specialized Lending, and other segments, which is reflected in net referral fees.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable rate government and conventional loans for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner occupied. BB&T generally retains the servicing rights to loans sold. Residential Mortgage Banking earns interest on loans held in the warehouse and portfolio, earns fee income from the origination and servicing of mortgage loans and recognizes gains or losses from the sale of mortgage loans. Residential Mortgage Banking also includes Mortgage Warehouse Lending which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies.

Dealer Financial Services

Dealer Financial Services originates loans to consumers on a prime and nonprime basis for the purchase of automobiles. Such loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout the BB&T market area and nationally through Regional Acceptance Corporation. This segment also originates loans for the purchase of boats and recreational vehicles originated through dealers in BB&T’s market area. In addition, financing and servicing to dealers for their inventories is provided through a joint relationship between Dealer Financial Services and Community Banking.

Specialized Lending

Specialized Lending consists of BUs and subsidiaries that provide specialty finance products to consumers and businesses. The BUs include Sheffield Financial and Governmental Finance. Sheffield Financial is a dealer-based financer of small ticket equipment for both businesses and consumers. Governmental Finance provides tax-exempt financing to meet the capital project needs of local governments. Operating subsidiaries include BB&T Equipment Finance and BB&T Commercial Equipment Capital, which provide equipment leasing for large and small-to-middle market clients primarily within BB&T’s banking footprint; Prime Rate Premium Finance Corporation, which includes AFCO and CAFO, insurance premium finance BUs that provide funding to businesses in the United States and Canada and to consumers in certain markets within BB&T’s banking footprint; and Grandbridge, a full-service commercial mortgage banking lender providing loans on a national basis. Branch Bank clients as well as nonbank clients within and outside BB&T’s primary geographic market area are served by these BUs. The Community Banking and Financial Services segments receive credit for referrals to these BUs with the corresponding charge retained as part of Other, Treasury and Corporate in the accompanying tables.

Insurance Holdings

BB&T's insurance agency / brokerage network is the sixth largest in the world. Insurance Holdings provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. Community Banking and Financial Services receive credit for insurance commissions on referred accounts, with the corresponding charge retained in the corporate office, which is reflected as part of Other, Treasury and Corporate in the accompanying tables.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, corporate banking and corporate trust services. Financial Services also offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc.

Financial Services includes BB&T Securities, a full-service brokerage and investment banking firm that provides services in retail brokerage, equity and debt underwriting and investment advice and facilitates the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. BB&T Securities also has a public finance department that provides investment banking services, financial advisory services and municipal bond financing to a variety of regional taxable and tax-exempt issuers.

Financial Services includes a group of consolidated SBIC private equity and mezzanine investment funds that invest in privately owned middle-market operating companies to facilitate growth or ownership transition. Financial Services also includes the Corporate Banking Division that originates and services large corporate relationships, syndicated lending relationships and client derivatives. Community Banking receives an interoffice credit for referral fees, with the corresponding charge reflected as part of Other, Treasury and Corporate in the accompanying tables. Also captured within the net intersegment interest income for Financial Services is the NIM for the loans and deposits associated with client relationships assigned to the Wealth Division that are housed in the Community Bank.

Other, Treasury and Corporate

Other, Treasury and Corporate is the combination of the Other segment that represents operating entities that do not meet the quantitative or qualitative thresholds for disclosure; BB&T’s Treasury function, which is responsible for the management of the securities portfolios, overall balance sheet funding and liquidity, and overall management of interest rate risk; the corporate support functions that have not been allocated to the business segments; certain merger-related charges or credits that are incurred as part of the acquisition and conversion of acquired entities; certain nonrecurring charges that are considered to be unusual in nature or infrequent and not reflective of the normal operations of the segments; and intercompany eliminations including intersegment net referral fees and net intersegment interest income (expense).

The investment balances and results related to affordable housing investments are included in the Other, Treasury and Corporate segment. PCI loans from the Colonial acquisition and related net interest income are also included in this segment. Performance results of bank acquisitions prior to system conversion are typically reported in this segment and on a post-conversion date are reported in the Community Banking segment and other segments as applicable.

	Community Banking			Residential Mortgage Banking			Dealer Financial Services			Specialized Lending
Year Ended December 31,	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(Dollars in millions)
Net interest income (expense)	$2,208	$1,798	$1,726	$1,392	$1,403	$1,512	$930	$881	$835	$694	$598	$540
Net intersegment interest income (expense)	1,589	1,271	1,188	(900)	(904)	(982)	(161)	(153)	(160)	(279)	(235)	(206)
Segment net interest income	3,797	3,069	2,914	492	499	530	769	728	675	415	363	334
Allocated provision for credit losses	36	67	123	45	9	(104)	296	253	237	64	42	34
Noninterest income	1,227	1,166	1,184	346	356	311	2	—	2	285	248	208
Intersegment net referral fees (expense)	160	143	127	2	2	2	—	—	—	—	—	—
Noninterest expense	1,742	1,516	1,428	219	326	502	149	151	114	288	236	192
Amortization of intangibles	74	39	29	—	—	—	—	—	—	4	5	5
Allocated corporate expenses	1,337	1,225	1,204	109	97	95	45	38	31	76	55	53
Income (loss) before income taxes	1,995	1,531	1,441	467	425	350	281	286	295	268	273	258
Provision (benefit) for income taxes	726	566	527	177	161	132	107	109	112	58	61	56
Segment net income (loss)	$1,269	$965	$914	$290	$264	$218	$174	$177	$183	$210	$212	$202

Identifiable assets (period end)	$73,640	$68,250	$55,495	$35,558	$35,098	$36,067	$16,556	$15,130	$12,821	$17,583	$16,269	$13,819

	Insurance Holdings			Financial Services			Other, Treasury and Corporate (1)			Total BB&T Corporation
	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(Dollars in millions)
Net interest income (expense)	$3	$2	$2	$260	$219	$187	$834	$691	$572	$6,321	$5,592	$5,374
Net intersegment interest income (expense)	4	6	6	337	283	236	(590)	(268)	(82)	—	—	—
Segment net interest income	7	8	8	597	502	423	244	423	490	6,321	5,592	5,374
Allocated provision for credit losses	—	—	—	126	66	26	5	(9)	(65)	572	428	251
Noninterest income	1,726	1,608	1,663	898	859	780	(12)	(218)	(292)	4,472	4,019	3,856
Intersegment net referral fees (expense)	—	—	—	22	22	16	(184)	(167)	(145)	—	—	—
Noninterest expense	1,312	1,190	1,189	753	684	637	2,108	2,058	1,699	6,571	6,161	5,761
Amortization of intangibles	60	47	53	5	3	2	7	11	2	150	105	91
Allocated corporate expenses	111	99	86	151	136	128	(1,829)	(1,650)	(1,597)	—	—	—
Income (loss) before income taxes	250	280	343	482	494	426	(243)	(372)	14	3,500	2,917	3,127
Provision (benefit) for income taxes	96	98	110	181	186	160	(287)	(387)	(176)	1,058	794	921
Segment net income (loss)	$154	$182	$233	$301	$308	$266	$44	$15	$190	$2,442	$2,123	$2,206

Identifiable assets (period end)	$3,463	$2,804	$2,965	$17,233	$16,432	$12,669	$55,243	$55,964	$52,998	$219,276	$209,947	$186,834
__________________
(1) Includes financial data from subsidiaries below the quantitative and qualitative thresholds requiring disclosure.